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As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333-117881

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHUFFLE MASTER, INC.
(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1448495 (I.R.S. Employer Identification No.)
1106 Palms Airport Drive Las Vegas, NV 89119 Telephone: (702) 270-5161 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mr. Jerome R. Smith,
Senior Vice President and General Counsel
Shuffle Master, Inc.
1106 Palms Airport Drive
Las Vegas, NV 89119
(702) 270-5161
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Kirk A. Davenport, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200

        Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2005

$150,000,000

SHUFFLE MASTER, INC.
1.25% Contingent Convertible Senior Notes Due 2024

        This prospectus covers resales by holders of our 1.25% Contingent Convertible Senior Notes due 2024 and shares of our common stock into which the notes are convertible. We will not receive any proceeds from the resale of the notes or the shares of common stock hereunder. The notes are convertible, at your option, prior to the maturity date into cash and shares of our common stock in the following circumstances:

  •
  during any fiscal quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock over a specified number of trading days during the previous quarter is more than 120% of the Conversion Price of the notes on the last trading day of the previous quarter;

  •
  if we have called the particular notes for redemption and the redemption has not yet occurred;

  •
  during the five trading day period immediately after any five consecutive trading day period in which the trading price of the notes per $1,000 in principal amount for each day of such period was less than 95% of the product of the closing sale price of our common stock on such day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 in principal amount of the notes; or

  •
  upon the occurrence of specified corporate transactions.

        Holders may convert any outstanding notes into cash and shares of our common stock at an initial Conversion Price per share of $28.07. This represents a Conversion Rate of approximately 35.6210 shares of common stock per $1,000 in principal amount of notes. Subject to certain exceptions described in "Description of the Notes," at the time notes are tendered for conversion, the value (the "Conversion Value") of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 in principal amount of the notes will be determined by multiplying the Conversion Rate by the Ten Day Average Closing Stock Price, which equals the average of the closing per share prices of our common stock on the Nasdaq National Market on the ten consecutive trading days beginning on the second trading day following the day the notes are submitted for conversion. We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted or (b) the aggregate principal amount of the notes to be converted, and (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"). We will pay the Principal Return and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price. Our common stock is listed on the Nasdaq National Market under the symbol "SHFL." On July 11, 2005, the closing bid price of our common stock on the Nasdaq National Market was $29.64 per share.

        The notes bear interest at a rate of 1.25% per annum. Interest on the notes is payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2004.

        The notes mature on April 15, 2024. We may redeem some or all of the notes at any time on or after April 21, 2009 at a redemption price, payable in cash, of 100% of the principal amount of the notes, plus accrued and unpaid interest and including liquidated damages, if any, up to but not including the date of redemption. Holders may require us to repurchase all or a portion of their notes on April 15, 2009, 2014 and 2019 at 100% of the principal amount of the notes, plus accrued and unpaid interest and including liquidated damages, if any, up to but not including the date of repurchase, payable in cash. Upon a change in control, as defined in the indenture governing the notes, holders may require us to repurchase all or a portion of their notes, payable in cash equal to 100% of the principal amount of the notes plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of repurchase.

        The notes are our senior unsecured obligations and rank equally in right of payment to all of our existing and future senior indebtedness and senior to any future subordinated indebtedness. The notes effectively rank junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such secured indebtedness. The notes are structurally subordinated to all liabilities of our subsidiaries (including trade payables).

        Prior to this offering, the notes were eligible for trading in The PORTALsm Market of the Nasdaq Stock Market, Inc. The notes sold by means of this prospectus are not expected to remain eligible for trading on The PORTALsm Market. We do not intend to list the notes for trading on any national securities exchange or the Nasdaq National Market.

        Investing in the notes and our common stock issuable upon their conversion involves risks. See "Risk Factors" beginning on page 8 of this prospectus.

None of the Securities and Exchange Commission (the "SEC"), any state securities commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission or any other gaming authority has passed upon the adequacy or accuracy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful.

The date of this prospectus is July     , 2005.

        In making your investment decision, you should rely on the information contained in this prospectus, including the information we are incorporating by reference, and your own examination of us and the terms of the notes. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

        This prospectus incorporates documents by reference that are not presented in or delivered with it. This means that we have disclosed certain material information by referring a reader to certain documents. These documents (other than exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to Shuffle Master, Inc., at our principal executive offices located at 1106 Palms Airport Drive, Las Vegas, Nevada 89119; telephone (702) 897-7150.

        The following documents, which have been filed by us with the SEC pursuant to the Exchange Act (File No. 0-20820), are incorporated in this prospectus by reference and shall be deemed to be a part hereof:

          (a)   Annual Report on Form 10-K for the fiscal year ended October 31, 2004;

          (b)   Quarterly Report on Form 10-Q for the three months ended January 31, 2005;

          (c)   Quarterly Report on Form 10-Q for the three months ended April 30, 2005;

          (d)   Proxy Statement on Schedule 14A, dated as of February 16, 2005;

          (e)   Amendment No. 1 to Current Report on Form 8-K/A, dated July 27, 2004;

          (f)    Current Report on Form 8-K, dated November 29, 2004;

          (g)   Current Report on Form 8-K, dated December 17, 2004;

          (h)   Current Report on Form 8-K, dated January 10, 2005;

i

          (i)    Current Report on Form 8-K, dated February 7, 2005;

          (j)    Current Report on Form 8-K, dated February 24, 2005;

          (k)   Current Report on Form 8-K, dated March 9, 2005;

          (l)    Current Report on Form 8-K, dated March 15, 2005;

          (m)  Current Report on Form 8-K, dated May 17, 2005;

          (n)   Current Report on Form 8-K, dated June 13, 2005;

          (o)   Current Report on Form 8-K, dated July 12, 2005;

          (p)   The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed on July 10, 1998; and

          (q)   All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the notes, other than, unless specified therein, information under Item 2.02 or 7.01 of any Current Report on Form 8-K.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

AVAILABLE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act and in accordance therewith file reports, proxy and information statements and other information with the SEC. The reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of such material from the SEC by mail at prescribed rates. You should direct requests to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website (http://www.sec.gov) that contains the reports, proxy statements and other information filed by us. Our common stock is traded on the Nasdaq National Market under the symbol "SHFL." In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

        We maintain an Internet website at www.shufflemaster.com and we make available on the website, free of charge, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing such material electronically with the SEC. We also provide a variety of other information including all of our press releases. We have included our website address in this filing only as a textual reference. The information contained on our website is not incorporated by reference in this prospectus. You may obtain information, including the documents incorporated by reference, from us, 1106 Palms Airport Drive, Las Vegas, Nevada 89119, Attention: Investor Relations, telephone (702) 897-7150 or through our Internet website at www.shufflemaster.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements that are based on management's beliefs, as well as on assumptions made by and information available to management. We consider such statements to be made under the safe harbor created by the federal securities laws to which we are subject, and, other than as required by law, we assume no obligation to update or supplement such statements.

        These statements can be identified by the fact that they do not relate strictly to historical or current facts, and are based on management's current beliefs and expectations about future events, as well as on assumptions made by and information available to management. These forward-looking statements include statements that reflect management's beliefs, plans, objectives, goals, expectations, anticipations, intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "might," "may," "could," "will" and similar expressions or the negative thereof, as they relate to our company or our management, identify forward-looking statements.

        Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following:

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  changes in the level of consumer or commercial acceptance of our existing products and new products as introduced;

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  advances by competitors;

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  acceleration and/or deceleration of various product development, promotion and distribution schedules;

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  product performance issues;

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  higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs;

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  changes in our business systems or in technologies affecting our products or operations;

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  reliance on strategic relationships with distributors and technology and manufacturing vendors;

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  current and/or future litigation or claims;

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  tax matters including changes in tax legislation or assessments by taxing authorities;

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  acquisitions or divestitures by us or our competitors of various product lines or businesses and, in particular, integration of businesses that we may acquire;

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  changes to our intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents;

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  regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction's regulatory scheme or approach, etc.) involving us and our products specifically or the gaming industry in general;

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  general and casino industry economic conditions;

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  the financial health of our casino and distributor customers, suppliers and distributors, both nationally and internationally;

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  our ability to meet our debt service obligations and to refinance our indebtedness, including the notes, which will depend on our future performance and other conditions or events and will be subject to many factors that are beyond our control; and

  •
  various risks related to our customers' operations in countries outside the United States, including currency fluctuation risk, which could increase the volatility of our results from such operations.

        Additional information on these and other risk factors that could potentially affect our financial results may be found in documents filed by us with the Securities and Exchange Commission, including our Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.

SUMMARY

        The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information in this prospectus, including the information set forth under "Risk Factors," as well as the more detailed financial information, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision. Unless the context indicates otherwise, all references in this prospectus to "Shuffle Master," the "Company," "our," "us" and "we" refer to Shuffle Master, Inc. and its subsidiaries as a combined entity.

        On January 14, 2005, our shareholders received a three-for-two stock dividend to shareholders of record on January 3, 2005. All share and per share amounts presented herein have been adjusted to reflect this stock split.

Shuffle Master, Inc.

        Shuffle Master, Inc. specializes in providing casino and other gaming customers with automatic card shufflers and other Utility Products to improve their profitability, productivity and security, as well as Entertainment Products, including proprietary poker, blackjack, baccarat, and pai gow poker based table games. As of April 30, 2005, we had an installed unit base of approximately 17,048 shufflers and approximately 3,321 table games. Installed base is the sum of the product units under lease or license agreements and inception-to-date sold units. We believe that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insights into potential markets for service and next generation products. Some sold units may no longer in use by our casino customers or may have been replaced by other models. Accordingly, we do not know precisely the number of units currently in use.

        We have acquired or are developing other products to automatically gather data and to enable casinos to track table game players, such as our Bloodhound™ and Intelligent Table System™ products. We are also re-engineering our multi-player video platform, Table Master™ (acquired in April 2003), to cost-effectively deliver to casinos and others our popular branded table game content on the choice of either a live table or a multi-player video platform. We expect to complete initial development or re-engineering of and begin marketing certain of these products in late fiscal 2004.

        We group our product offerings into two business segments, summarized as follows:

  •
  Utility Products. We develop and market a full complement of automatic card shufflers for use with the vast majority of card table games placed in casinos and other gaming locations, including our own proprietary table games. In addition to selling and servicing, we also lease shufflers, which provides us with recurring revenue. Automatic shufflers increase table game productivity and security which results in increased profitability for the casinos and other table game operators. Additionally, we have acquired or are developing products to automatically gather data and to enable casinos to track table game players, such as our Bloodhound and Intelligent Table System products. These products are intended to cost-effectively provide casinos and our other customers with data on table game play for security and marketing purposes, which in turn allows them to increase their profitability.

  •
  Entertainment Products. We develop or acquire and market a broad range of proprietary table game entertainment content to casinos and others. Products in this segment include our traditional live proprietary poker, baccarat, pai gow poker and blackjack table games. Our products include Let It Ride®, Three Card Poker®, Four Card Poker®, Fortune Pai Gow® and Royal Match 21™, each of which we believe to be among the best selling proprietary table games. The majority of these products are leased to our customers, which provides us with recurring revenue. Starting in late fiscal 2004, we began delivery of Table Master, an electronic version of a card table game which features a video screen that projects a virtual video dealer who interacts with players on each of five included betting stations. Table Master also possesses a video tabletop that displays players' cards, plays and bets and uses a player-activated button panel that simulates the player options of a live table game. Products in this segment focus on cost-effectively delivering to casinos and others popular table game content on either live table or multi-player video platforms.

        The table below presents our product lines and the percentage of total revenue from continuing operations contributed by each product line in fiscal years ending October 31:

	Percentage of Total Revenue from Continuing Operations
Product Line
	2002	2003	2004
Utility Products:
Shufflers	58.9%	56.4%	52.9%
Chippers	—	—	*
Intelligent Table System and Bloodhound	—	—	*
Entertainment Products:
Proprietary Table Games	40.8%	42.2%	44.4%
Table Master	—	*	1.2%
Other	*	*	*

	100.0%	100.0%	100.0%

*
Less than 1%.

The Offering

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Shuffle Master, Inc.
Securities Offered	$150.0 million in aggregate principal amount of 1.25% Contingent Convertible Senior Notes Due 2024.
Maturity	April 15, 2024.
Ranking
The notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior indebtedness and senior to any future subordinated indebtedness. The notes are effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing that secured indebtedness. As of April 30, 2005, we had no secured indebtedness outstanding and $158,903,000 of senior unsecured indebtedness, including the notes. The notes are not guaranteed by our subsidiaries and so are effectively subordinated to all of our subsidiaries' existing and future liabilities, including guarantees of our indebtedness and trade payables.
Interest	The notes bear interest at a rate of 1.25% per annum. Interest is payable semiannually in arrears on April 15 and October 15 of each year, each an interest payment date, beginning October 15, 2004.
Conversion Rights	Holders may surrender notes for conversion into cash and shares of our common stock prior to the maturity date in the following circumstances:
•
during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price in effect on that 30th trading day;
• if we have called the particular notes for redemption and the redemption has not yet occurred;
•
during the five trading day period immediately after any five consecutive trading day period in which the trading price of $1,000 in principal amount of the notes for each day of such five consecutive trading day period was less than 95% of the product of the common stock price on such day multiplied by the Conversion Rate on such day; or

• upon the occurrence of specified corporate transactions described under "Description of the Notes—Conversion Rights."

Upon the occurrence of any of the circumstances described above, holders may convert any outstanding notes into cash and shares of our common stock at an initial "Conversion Price" per share of $28.07. This represents a "Conversion Rate" of approximately 35.6210 shares of common stock per $1,000 in principal amount of notes. Subject to certain exceptions described in "Description of the Notes," once notes are tendered for conversion, the value (the "Conversion Value") of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 in principal amount of the notes will be determined by multiplying the Conversion Rate by the Ten Day Average Closing Stock Price (as defined below). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted, (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"), and (3) an amount in cash in lieu of any fractional shares of common stock. We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price. The Ten Day Average Closing Stock Price will be the average of the closing per share prices of our common stock on the Nasdaq National Market on the ten consecutive trading days beginning on the second trading day following the day the notes are submitted for conversion.

In certain circumstances the Conversion Price will be subject to adjustment. See "Description of the Notes—Conversion Rights—Conversion Price Adjustments." If we declare a cash dividend or cash distribution to all or substantially all of the holders of our common stock, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price—Dividend Adjustment Amount) (Pre-Dividend Sale Price)

"Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. "Dividend Adjustment Amount" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

The "common stock price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by The Nasdaq System.
A "trading day" means any regular or abbreviated trading day of the Nasdaq National Market.
Upon conversion of the notes, the holder will not receive any additional cash payment representing accrued but unpaid interest or liquidated damages, if any.
Optional Redemption
Other than as may be required by applicable gaming regulations, we cannot redeem the notes before April 21, 2009. We may redeem some or all of the notes at any time on or after April 21, 2009, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of redemption, payable in cash. See "Description of the Notes—Optional Redemption of the Notes."
Repurchase of Notes at the Option of the Holder
Holders may require us to repurchase all or a portion of their notes on April 15, 2009, 2014 and 2019 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of repurchase, payable in cash. See "Description of the Notes—Repurchase of Notes at the Option of the Holder."

Change in Control
If a change in control, as that term is defined in "Description of the Notes—Right to Require Repurchase of Notes Upon a Change in Control," occurs, holders will have the right to require us to repurchase all or a portion of their notes for a period of time after the change in control. The repurchase price will be equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the date of repurchase, payable in cash.
Sinking Fund	None.
Use of Proceeds
The net proceeds from the sale of the notes or the shares of common stock covered by this prospectus will be received by the selling securityholders. We will not receive any of the proceeds from any sale by any selling securityholder of the notes or the shares of common stock covered by this prospectus.
Book-Entry Form
The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the securities are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of the Notes—Book-Entry System."
Risk Factors	See "Risk Factors" and the other information in, and incorporated by reference in, this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.
Listing of Common Stock	Our common stock is listed on the Nasdaq National Market under the symbol "SHFL."

Risk Factors

        Investing in the notes involves substantial risk. See the "Risk Factors" section of this prospectus for a description of a number of the risks you should consider before investing in the notes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. The pro forma ratio of earnings to fixed charges for the year ended October 31, 2004 gives effect to the initial issuance and sale of the notes and the application of the net proceeds of our initial offering of notes as described under "Use of Proceeds" to repurchase $57.5 million of our common stock as if they had occurred on November 1, 2003 and reflects our acquisition of CARD. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes plus interest expense, and fixed charges consist of interest expense, amortization of debt issuance costs and portions of operating lease rent expenses deemed to be representative of interest.

	Fiscal Year Ended October 31,
							Six Months Ended April 30, 2005
	2000	2001	2002	2003	2004	Pro Forma 2004
Ratio of earnings to fixed charges	68x	85x	89x	96x	21x	11x	13x

RISK FACTORS

        Investing in the notes involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in, or incorporated by reference in, this prospectus before making a decision to invest. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

Our intellectual property may be infringed or misappropriated or subject to claims of infringement or invalidity.

        We protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign patent, trademark and other laws concerning proprietary rights, our intellectual property may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

        We have numerous patents and trademarks, and utilize patent protection in the U.S. relating to certain existing and proposed processes and products. We cannot assure you that all of our existing patents are valid or will continue to be valid, or that any pending patent applications will be approved. Our competitors have in the past challenged, are currently challenging, and may in the future challenge the validity or enforceability of our patents. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. We cannot assure you that competitors will not infringe on any of our patents. Further, we cannot assure you that we will have adequate resources to enforce our patents.

        We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

        We rely on our trademarks, trade names, and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

        We also face the risk that we have infringed third parties' intellectual property rights. For example, our competitors in both the U.S. and foreign countries, some of which have substantially greater resources and have made substantial investments in competing technologies, have applied for and obtained, and may in the future apply for and obtain, patents that may prevent, limit or otherwise interfere with our ability to make and sell our products.

        Significant litigation regarding intellectual property rights exists in our industry. We have in the past made, are currently making, and may in the future make, enforcement claims against third parties, and third parties have in the past made, are currently making, and may in the future make, claims of infringement against us or against our licensees or manufacturers in connection with their use of our technology. As discussed in Note 11 to our condensed consolidated financial statements included in Part 1, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, incorporated by reference in this prospectus, we are currently in litigation over various intellectual property matters. Any claims, even those made by third parties which are without merit, could:

  •
  be expensive and time consuming to defend;

  •
  cause one or more of our patents to be ruled or rendered unenforceable or invalid;

  •
  cause us to cease making, licensing or using products that incorporate the challenged intellectual property;

  •
  require us to redesign, reengineer or rebrand our products, if feasible;

  •
  divert management's attention and resources; or

  •
  require us to enter into royalty or licensing agreements in order to obtain the right to use a necessary product, process or component.

        Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful challenge to or invalidation of one of our patents or trademarks, or a successful claim of infringement against us or one of our licensees in connection with its use of our technology, could adversely affect our business.

The gaming industry is highly regulated, and we must adhere to various regulations and maintain our licenses to continue our operations.

        Our products are subject to extensive regulation under the laws, rules and regulations of the jurisdictions where they are used. We will also become subject to regulation in any other jurisdiction where our customers operate in the future. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interests in gaming operations, including makers of gaming equipment such as ourselves. Some jurisdictions, however, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to and periodic reports concerning gaming activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. For a summary of gaming regulations that affect our business, see "Gaming Regulation" in our Annual Report on Form 10-K for the year ended October 31, 2004, incorporated by reference in this prospectus and the section herein entitled "Regulation and Licensing."

        In addition, legislative and regulatory changes may affect the demand for our products. Such changes could affect us in a variety of ways, including the introduction of limitations on our products or opportunities for the use of our products, and the fostering of competitive games or technologies at our or our customers' expense. For example, current regulations in a number of jurisdictions where our customers operate limit the amount of space allocable to slot machines, and substantial changes in those regulations may adversely affect demand for our products. We cannot assure you that changes in current or future laws or regulations or future judicial intervention in any particular jurisdiction would not have a material adverse effect on our existing and proposed foreign and domestic operations. Our business will also suffer if our products became obsolete due to changes in laws or regulations or the regulatory framework.

Litigation may subject us to significant legal expenses and liability.

        We are currently engaged in litigation on a variety of matters, including, in particular, several suits regarding our intellectual property rights. For information on our current material litigation and our current assessments, see Note 11 to our condensed consolidated financial statements included in Part 1, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, incorporated by reference in this prospectus. Our current assessment of each matter may change based on future unknown or unexpected events. Litigation requires the expenditure of significant time and resources, and is inherently unpredictable. If any litigation were to have an adverse result that we did not expect, there could be a material impact on our results of operations or financial position.

We face considerable business and financial risks as a result of our acquisition of CARD.

        We consummated our acquisition of CARD on May 13, 2004. Our acquisition of CARD and any other future potential acquisitions may not produce the revenues, earnings or business synergies that we anticipate, and the acquisition of CARD may not perform as expected for a variety of reasons, including:

  •
  difficulties in the integration of the operations, technologies, products and personnel of CARD, including those caused by national, geographic and cultural differences;

  •
  risks of entering markets in which we have no or limited prior experience;

  •
  difficulties in the use, development or sale of CARD's intellectual property or future or present products;

  •
  potential loss of employees;

  •
  currency fluctuations or changes in exchange rates in connection with CARD's sales to customers in foreign currencies;

  •
  diversion of management's attention away from other business concerns; and

  •
  expenses of any undisclosed or potential legal liabilities of CARD.

        In particular, CARD is an Austrian company, the acquisition of which substantially increases our exposure to the risks of international operations, and we may have difficulty integrating CARD's financial systems with ours. Additionally, all of the risks applicable to our business also apply to CARD's business. Any one or a combination of these factors may cause our revenues or earnings to decline.

Our products currently in development may not achieve commercial success.

        A number of our products are in various stages of development. We believe that our future success will depend in large part upon our ability to enhance our existing products and to develop, introduce and market new products and improvements to our existing products. As a result, we expect, as needed, to continue to make a significant investment in product development. Our development of products is dependent on factors such as reaching definitive agreements with third parties and obtaining requisite governmental approvals.

        Future technological advances in the gaming products industry may result in the availability of new products (or increase the efficiency of existing products). If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access such technology or its use may involve substantial capital expenditures which we may be unable to finance. We cannot assure you that existing, proposed or as yet undeveloped technologies will not render our technology less profitable or less viable, or that we will have available the financial and other resources to compete effectively against companies possessing such technologies.

        While we are pursuing and will continue to pursue product development opportunities, there can be no assurance that such products will come to fruition or become successful. Furthermore, while a number of those products are being tested, we cannot provide any definite date by which they will be commercially available. We cannot assure you that these products will prove to be commercially viable, or that we will be able to obtain the various gaming licenses necessary to distribute them to our customers. We may experience operational problems with such products after commercial introduction that could delay or defeat the ability of such products to generate revenue or operating profits. Future operational problems could increase our costs, delay our plans or adversely affect our reputation or our sales of other products which, in turn, could materially adversely affect our success and our ability to satisfy our obligations with respect to our indebtedness, including the notes. We cannot predict which of the many possible future products will meet evolving industry standards and consumer demands. We cannot assure you that we will be able to adapt to such technological changes or offer such products on a timely basis or establish or maintain a competitive position.

We compete in a single industry, and our business would suffer if our products become obsolete or demand for them decreases.

        We derive substantially all of our revenues from the sale, lease and licensing of products for the gaming industry. Our business would suffer if the gaming industry in general, and table games in particular, suffered a downturn or loss in popularity, if our products became obsolete or if use of our products decreased. Our operating lease agreements with our customers are typically month-to-month leases and provide that they can be terminated upon 30 days' prior notice by either party. Accordingly, consistent demand for and satisfaction with our products by our customers is critical to our financial condition and future success, and problems, defects or dissatisfaction with our products could cause us to lose customers or our revenues from leases with minimal notice. Additionally, our success depends on our ability to keep pace with technological changes and advances in our industry and to adapt and improve our products in response to evolving customer needs and industry trends. If demand for the our products weakens due to lack of market acceptance, technological change, competition or other factors, our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness, including the notes, will be materially adversely affected.

We operate in a very competitive business environment.

        There is intense competition in the gaming products industry. The development of new competitive products or the enhancement of existing competitive products in any market in which we operate could have a negative impact on our business in that market.

        In the Utility Products segment, we compete with other suppliers of similar utility-type products designed or marketed for the "table-pit" area of the casino. For example, several companies have developed and are marketing shufflers and are likely working to develop and obtain regulatory approvals of additional shuffler products. Those companies include VendingData, a U.S. company that markets batch and continuous versions of its multi-deck shuffler, the Random Ejection Shuffler™, and Ten Stix, Inc., a U.S. company that markets the Pro Shuffler™. We cannot provide assure you that a competitive product will not gain substantial placements or cause price erosion of our shufflers in the future.

        With respect to our efforts to develop the player tracking and data gathering technologies of our Intelligent Table System, we believe that several existing gaming companies are working to develop similar competitive technologies. These companies, or others, may own intellectual property that is either superior to ours, has priority over ours or prevents us from marketing our Intelligent Table System without a license arrangement concerning such intellectual property.

        In our Entertainment Products segment, we compete with other gaming and entertainment products, including slot games, poker, sportsbook, keno, public domain table games such as blackjack, and other proprietary table games for space on the casino customer's floor. The market for table games is characterized by numerous competitors who develop and license proprietary table games. Some of our competitors' widely known proprietary table game titles include but are not limited to Mikohn Gaming Corporation's Caribbean Stud®, Galaxy Gaming's Lucky Ladies™ and Masque Publishing's Spanish 21®, among others.

        We cannot assure you that we will be able to compete effectively in this market, or that our competitors will not develop superior technologies or products.

If we do not retain our key personnel and attract and retain other highly skilled employees our business will suffer.

        If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers, develop new products and provide acceptable levels of customer service could suffer. The success of our business is heavily dependent on the leadership of our key management personnel and on our key employees. Our employment contracts with our corporate officers and certain other key employees are primarily "at will" employment agreements, under which the employee or we may terminate employment. If any of these persons were to leave our company it would be difficult to replace them, and our business would be harmed. We do not have key-man life insurance.

        Our success also depends on our ability to recruit, retain and motivate highly skilled service, sales, marketing and engineering personnel. Competition for these persons in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel.

A downturn in general economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect our results of operations.

        Our business operations are affected by international, national and local economic conditions. A recession or downturn in the general economy, or in a region constituting a significant source of our customers, or a reduction in demand for gaming, could harm the health of casino operators and our other customers, and consequently result in fewer customers purchasing or leasing our products, which would adversely affect our revenues.

Acts of terrorism as well as other factors affecting discretionary consumer spending and travel, have impacted our industry and may harm our operating results.

        The terrorist attacks of September 11, 2001 and other recent terrorist incidents have had a significant impact on the travel, tourism and gaming industries in which our customers operate. The significant reduction in both business and leisure travel following the September 11th event significantly reduced patronage of or visits to our customers' properties, particularly in Las Vegas, with the result that many of our customers' operating results declined significantly. These events, the potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations. Future acts of terror or hostilities may again reduce our customers' guests' willingness to travel, with the result that our customers' operations will suffer, which could have an impact on our operating results.

Economic, political and other risks associated with our international sales and operations could adversely affect our operating results.

        Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales to customers outside the United States, primarily Canada, Europe and Australasia, accounted for 23% of our consolidated revenue in fiscal 2004. We expect the percentage of our international sales to increase in 2004 and thereafter due to our acquisition of CARD. Accordingly, our future results could be harmed by a variety of factors, including:

  •
  changes in foreign currency exchange rates;

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  exchange controls;

  •
  changes in regulatory requirements;

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  changes in a specific country's or region's political or economic conditions;

  •
  tariffs, other trade protection measures and import or export licensing requirements;

  •
  potentially negative consequences from changes in tax laws;

  •
  difficulty in staffing and managing widespread operations;

  •
  changing labor regulations;

  •
  requirements relating to withholding taxes on remittances and other payments by subsidiaries;

  •
  different regimes controlling the protection of our intellectual property;

  •
  restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions; and

  •
  restrictions on our ability to repatriate dividends from our subsidiaries.

        Our international operations are affected by global economic and political conditions. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations.

        Fluctuations in the value of the U.S. dollar or the Euro may adversely affect our results of operations. Because our financial results are reported in dollars, if we generate sales or earnings in other currencies, the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings.

We could face considerable business and financial risk in implementing acquisitions.

        As part of our overall growth strategy, we have in the past acquired, and will continue to seek to acquire, complementary products, assets and businesses. Although we regularly engage in discussions with respect to and investigate possible acquisitions, we do not currently have any binding agreements to make or complete material acquisitions. Future acquisitions could result in potentially dilutive issuances of equity securities, significant expenditures of cash, the incurrence of debt and contingent liabilities and an increase in amortization expenses, which could have a material adverse effect upon our business, financial condition and results of operations.

        The risks associated with acquisitions could have a material adverse effect upon our business, financial condition and results of operations. We cannot assure that we will be successful in consummating future acquisitions on favorable terms or at all or that any future acquisition will work out as we expect.

If our products contain defects, our reputation could be harmed and our results of operations adversely affected.

        Some of our products are complex and may contain undetected defects. The occurrence of defects or malfunctions could result in financial losses for our customers and in turn termination of leases, cancellation of orders, product returns and diversion of our resources. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and loss of sales.

Our business is subject to quarterly fluctuation.

        Historically, our revenues and earnings are highest in our fourth fiscal quarter ending October 31 and lowest in our first fiscal quarter ending January 31. Quarterly revenue and net income may vary based on the timing of the opening of new gaming jurisdictions, the opening or closing of casinos or the expansion or contraction of existing casinos, gaming regulatory approval or denial of our products and corporate licenses, the introduction of new products or the seasonality of customer capital budgets, and our operating results have historically been lower in quarters with lower sales. As a result, our operating results and stock price could be volatile, particularly on a quarterly basis.

Risks Related to an Investment in the Notes and Our Common Stock

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

        As of April 30, 2005, we had total consolidated indebtedness, including the notes, of approximately $158.9 million, of which $8.9 million ranked pari passu with the notes.

        The notes do restrict our ability to borrow additional funds, nor do they provide holders any protection should we be involved in a highly leveraged transaction. If we add new indebtedness, it could increase the related risks that we face.

        Our indebtedness could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry;

  •
  place us at a competitive disadvantage compared to other less leveraged competitors; and

  •
  limit our ability to borrow additional funds.

Our obligations under the notes are unsecured and are effectively subordinated to all of our future secured debt.

        Our obligations under the notes are unsecured. Any secured indebtedness we incur in the future will rank senior in right of payment to the notes to the extent of the value of the assets securing such secured indebtedness.

The notes are junior to all liabilities of our subsidiaries.

        The notes were issued by Shuffle Master, Inc. and are structurally subordinated to the existing and future claims of our subsidiaries' creditors, including trade creditors. Holders of the notes will not be creditors of our subsidiaries. Any claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries' creditors will generally have priority as to the assets of our subsidiaries over our own equity interest claims and will therefore have priority over the holders of the notes. Our subsidiaries' creditors may include:

  •
  general creditors;

  •
  trade creditors;

  •
  secured creditors;

  •
  our future bank lenders, to the extent our subsidiaries have guaranteed our obligations; and

  •
  taxing authorities.

There are no restrictive covenants in the indenture governing the notes relating to our ability to incur future indebtedness.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens, or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness or indebtedness at the subsidiary level to which the notes would be structurally subordinated. A higher level of indebtedness increases the risk that we may default on our indebtedness. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our indebtedness or that future working capital, borrowings or equity financing will be available to pay or refinance such indebtedness.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

        The conversion value that you will receive upon conversion of your notes is in part determined by the average of the closing prices per share of our common stock on the Nasdaq National Market for the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

We may be unable to repurchase your notes as required under the indenture upon a change in control or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.

        Upon a change in control, as defined in the indenture, and on April 15, 2009, 2014 and 2019, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a change in control, the cash due upon repurchases of the notes on April 15, 2009, 2014 or 2019 or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under such agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See "Description of the Notes—Repurchase of Notes at the Option of the Holder" and "—Right to Require Repurchase of Notes Upon a Change in Control."

        Upon an occurrence of a change of control, we may be required to offer to repay the notes and may be required to repay any other debt then outstanding. If a change in control were to occur today, we would not have the financial resources available to repurchase all the notes for cash.

Our reported earnings per share may be more volatile because of the conversion contingency provision of the notes.

        Holders of the notes are entitled to convert the notes into cash and shares of our common stock, among other circumstances, if the common stock price for the periods described in this prospectus is more than 120% of the conversion price. Unless and until this contingency or another conversion contingency is met, the shares of our common stock underlying the notes are not included in the calculation of our basic or fully diluted earnings per share. Should this contingency be met, fully diluted earnings per share would, depending on the relationship between the interest on the notes and the earnings per share of our common stock, be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this contingency to be met in one quarter and not in a subsequent quarter, increasing the volatility of fully diluted earnings per share.

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

        The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of our common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

        The conversion price of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. Please read "Description of the Notes—Conversion Rights—Conversion Price Adjustments." If the conversion price is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in "Certain United States Federal Income Tax Considerations") of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements, which we may set off against cash payments of interest payable on the notes. Please read "Certain United States Federal Income Tax Considerations."

There is no prior public market for the notes, so if an active trading market does not develop for the notes you may not be able to resell them.

        There is no public market for the notes and we cannot assure you that an active trading market will ever develop for the notes. The lack of a trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. Future trading prices of the notes will depend on many factors, including, among other things, our ability to complete the registration of the notes and shares of common stock, prevailing interest rates, our operating results and the market for similar securities. We have been informed that one or more broker-dealers makes a market in the notes. However, they may cease their market-making at any time. We do not intend to apply for listing of the notes on any securities exchange or the Nasdaq Stock Market.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

        During fiscal 2004, the closing price of our common stock on the Nasdaq National Market ranged from $13.02 to $28.11 per share and during fiscal 2005 (through July 11, 2005) the price ranged from $24.65 to $33.10 per share. Our closing sale price on July 11, 2005 was $29.64 per share. Our stock price may fluctuate in response to a number of events and factors, such as variations in operating results, actions by various regulatory agencies, litigation, market perceptions of our financial reporting, changes in financial estimates and recommendations by securities analysts, the actions of rating agencies, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

        Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

        The issuance of additional equity securities or securities convertible into equity securities would result in dilution of then-existing shareholders' equity interests in us. Our Board of Directors has the authority to issue, without vote or action of shareholders, up to 506,409 shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. If we issue convertible preferred stock, a subsequent conversion may dilute the current common shareholders' interest. Our Board of Directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue, without shareholder approval, up to 151,875,000 shares of capital stock, of which approximately 35,171,000 shares of common stock were outstanding as of April 30, 2005. See "Description of Capital Stock."

You are required to dispose of your notes or common stock or have your notes redeemed if any gaming authority finds you unsuitable to hold them.

        By holding the notes or shares of common stock issued in respect of the shares, you may be required to be found suitable by the gaming regulatory authorities who have jurisdiction over us and our subsidiaries. Further, you are required to dispose of your notes or common stock or have your notes redeemed if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with gaming laws to which we are subject, as more fully described in the sections entitled "Regulation and Licensing" and "Description of the Notes—Mandatory Disposition Pursuant to Gaming Laws." In addition, by holding the notes, you may be deemed to be a beneficial owner of the shares into which the notes are convertible by certain of the gaming authorities even if none of the events triggering your conversion rights has occurred. As a result, you may be required to dispose of your notes if any gaming authority finds you unsuitable to hold the underlying shares or to otherwise comply with gaming laws to which we are subject if you are deemed to be a beneficial owner of such underlying shares.

Several provisions of Minnesota corporate law, our articles of incorporation, our bylaws and our shareholder rights plan could discourage, delay or prevent a merger or acquisition, even in situations that may be viewed as desirable by our shareholders.

        The Minnesota Business Corporation Act, our articles of incorporation and our bylaws contain provisions that may delay or prevent an attempt by a third party to acquire control of our company. These provisions include (i) authorizing our Board of Directors to issue "blank check" preferred stock having superior rights without shareholder approval, (ii) prohibiting us from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder unless certain requirements are met, and (iii) requiring disinterested shareholder approval for certain "control share acquisitions." These provisions could also discourage or impede a tender offer, proxy contest or other similar transaction involving control of us, even if viewed favorably by shareholders. In addition, we have adopted a shareholder rights plan that would likely discourage a hostile attempt to acquire control of us.

        On June 26, 1998, we adopted a shareholders' rights plan, as amended effective February 7, 2005. The rights plan was implemented by distributing one preferred share purchase right for each outstanding share of our common stock held of record as of July 10, 1998, and directing the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially entitles holders of our common stock to buy one-hundredth of a share of our class A preferred stock at a price of $3.55 (as currently adjusted), subject to adjustment. The rights will generally become exercisable after a person or group acquires beneficial ownership of 20% or more of our common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of our common stock.

        If any person or group becomes the owner of 20% or more of our common stock, then, in lieu of the right to purchase class A preferred stock, each right will thereafter entitle its holder (other than an acquiring person or member of an acquiring group) to purchase shares of our common stock in an amount equal to the exercise price ($3.55, as currently adjusted) of one one-hundredth share of the preferred stock divided by 50% of the then-current market price of one share of common stock.

        In addition, if we are acquired in a merger or other business combination transaction, or sell 20% or more of our assets or earnings power then, in lieu of the right to purchase class A preferred stock, each right will thereafter generally entitle its holder to purchase common shares of the acquiring company using the same formula as for our common stock. The rights expire in June 2008 unless earlier redeemed or terminated. At the option of our Board of Directors, we generally may amend the rights or redeem the rights at $0.01 per right at any time prior to the time a person or group has acquired 20% of our common stock. See "Description of Capital Stock."

Before conversion, holders of the notes will not be entitled to any shareholder rights, but will be subject to all changes affecting our shares.

        If you hold notes, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you receive upon conversion of your notes will be subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our articles of incorporation or by-laws that requires shareholder approval, holders of notes will not be entitled to vote on the merger or amendment.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the notes or the shares of common stock offered by this prospectus.

        The initial offering of notes was originally resold by the initial purchasers in reliance on Rule 144A. We received net proceeds from the initial offering of the notes (after payment of the initial purchasers' discount and offering expenses) of $145.2 million.

        We used $57.5 million of the net proceeds from the initial offering of the notes to repurchase shares of our common stock in open market purchases or privately negotiated transactions, which included shares sold short by purchasers of the notes concurrently with and contingent upon their purchase of the notes. One of the initial purchasers effected these short sales for the purchasers of the notes.

        We used $30.8 million of the net proceeds from the initial offering of the notes to fund our cash payment for our acquisition of CARD.

        We intend to use the remainder of the net proceeds from the initial offering of the notes for general corporate purposes, including additional repurchases of our common stock. The timing of our repurchases of our common stock will be dependent on future opportunities and on our views, as they may change from time to time, as to the most prudent uses of our capital resources, including cash and borrowing capacity.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the Nasdaq National Market under the symbol "SHFL." The following table sets forth, for the periods indicated, the range of high and low closing prices for our common stock on the Nasdaq National Market. On July 11, 2005, the closing price of our common stock on the Nasdaq National Market was $29.64 per share.

	Common Stock Price High	Low
Fiscal Year Ended October 31, 2002
First Quarter	$8.18	$5.19
Second Quarter	10.85	6.87
Third Quarter	10.22	6.31
Fourth Quarter	10.77	6.99
Fiscal Year Ended October 31, 2003
First Quarter	11.09	7.65
Second Quarter	10.25	7.31
Third Quarter	13.49	10.05
Fourth Quarter	14.58	11.69
Fiscal Year Ending October 31, 2004
First Quarter	16.83	13.02
Second Quarter	23.74	15.05
Third Quarter	26.37	20.72
Fourth Quarter	28.11	19.47
Fiscal Year Ending October 31, 2005
First Quarter	32.26	26.47
Second Quarter	33.10	24.65
Third Quarter (through July 11, 2005)	29.78	25.55

        As of April 30, 2005, there were 285 holders of record of our common stock. There are a significantly greater number of shareholders whose shares are held in street name.

        We have not paid any cash dividends on our common stock and have no plans to pay any cash dividends for the foreseeable future.

REGULATION AND LICENSING

        Overview.    We are subject to a wide range of complex gaming laws and regulations in the 187 jurisdictions in which we are licensed. Jurisdictions include both individual states and Native American tribal lands domestically and individual provinces and countries internationally. Jurisdictions require that we be licensed, that our key personnel be found suitable or be licensed, and that our products be reviewed and approved before placement. Additionally, in most jurisdictions, any beneficial owner of our common stock is subject to being required to file applications with gaming regulatory authorities and undergo investigation to be found suitable or qualified as such. The gaming laws and regulations of most jurisdictions provide that beneficial owners of 5% or more of our common stock are subject to reporting procedures and may be subject to background investigations, including submission of personal and financial information required to be licensed, qualified or found suitable. Furthermore, most jurisdictions have ongoing reporting requirements for certain transactions and are concerned with our accounting practices, internal controls, business relationships, and the fair operation of our products. Gaming regulatory requirements vary from jurisdiction to jurisdiction and licensing, approval, and processes related to findings of suitability of us, our products, our key personnel, and certain shareholders can be lengthy and expensive.

        General Regulatory Licensing and Approvals.    We intend to maintain our existing licenses and to seek the necessary licenses, approvals and findings of suitability of us, our products and our management personnel in new jurisdictions where sales opportunities are anticipated. We have never been denied a license, permit or approval necessary to do business in any jurisdiction, nor had a license suspended or revoked. However, there can be no assurance that new licenses, approvals or findings of suitability will be obtained or that our existing licenses will not be revoked, suspended or conditioned. If a license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary license or finding of suitability, then we may be prohibited from distributing our products for use in the respective jurisdiction or may be required to provide our products through other licensed entities at a reduced profit to us. There can also be no assurance that we will be able to obtain the necessary approvals for our products as they are developed. In addition, changes in legislation or in judicial or regulatory interpretations could occur which could adversely affect us.

        We are licensed as a manufacturer and distributor of gaming devices, an operator of inter-casino linked systems and a slot route operator in Nevada. We are a gaming-related casino service industry licensee in New Jersey and hold supplier, manufacturer and distributor licenses in numerous other jurisdictions throughout North America and elsewhere. Due to similarities in jurisdictional regulatory transaction reporting, as well as manufacturer, distributor, and product licensing requirements, only the specifics of Nevada gaming law requirements are provided below as being representative of gaming regulations to which we are subject in other jurisdictions.

        Nevada Regulatory Matters.    We are subject to the Nevada Gaming Control Act (the "Nevada Act") and to the licensing and regulatory control of the Nevada State Gaming Control Board (the "Nevada Board"), the Nevada Gaming Commission (the "Nevada Commission"), and various local, city and county regulatory agencies (collectively, the "Nevada Gaming Authorities").

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the character of persons having any direct or indirect involvement with gaming to prevent unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) application of appropriate accounting practices and procedures; (iii) maintenance of effective control over the financial practices and financial stability of licensees, including procedures for internal controls and the safeguarding of assets and revenues; (iv) record-keeping and reporting to the Nevada Gaming Authorities; (v) fair operation of games; and (vi) the raising of revenues through taxation and licensing fees.

        We are registered with the Nevada Commission as a publicly traded corporation and are licensed as a manufacturer and distributor of gaming devices, an operator of inter-casino linked systems and a slot route operator. Such licenses are not transferable and require periodic payment of fees. The Nevada Gaming Authorities may limit, condition, suspend or revoke a license, registration, approval or finding of suitability for any cause deemed reasonable by such licensing agency. If it were determined that we violated gaming laws, then the approvals and licenses we hold could be limited, conditioned, suspended or revoked, and we, and the individuals involved, could be subject to substantial fines for each separate violation of the gaming laws at the discretion of the Nevada Commission. Each type of gaming device, slot game, slot game operating system, table game or associated equipment manufactured, distributed, leased, licensed or sold in Nevada must first be approved by the Nevada Board and, in some cases, the Nevada Commission. We must regularly submit detailed financial and operating reports to the Nevada Board. Certain loans, leases, sales of securities and similar financing transactions must also be reported to or approved by the Nevada Commission.

        The Nevada Commission may require anyone having a material relationship or involvement with us to be found suitable or licensed, in which case those persons are required to pay the costs and fees of the Nevada Board in connection with the investigation. We customarily reimburse such costs and fees. Any person who acquires more than 5% of our voting securities must report the acquisition to the Nevada Commission; any person who becomes a beneficial owner of 10% or more of our voting securities is required to apply for a finding of suitability. Under certain circumstances, an "Institutional Investor," as such term is defined in the regulations of the Nevada Commission, which acquires more than 10% but not more than 15% of our voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability requirements, provided the Institutional Investor holds the voting securities for investment purposes only. The Nevada Commission has amended its regulations pertaining to Institutional Investors to temporarily allow an Institutional Investor to beneficially own more than 15%, but not more than 19%, if the ownership percentage results from a stock repurchase program. These Institutional Investors may not acquire any additional shares and must reduce their holdings within one year from constructive notice of exceeding 15%, or must file a suitability application. An Institutional Investor will be deemed to hold voting securities for investment purposes only if the voting securities were acquired and are held in the ordinary course of business as an Institutional Investor and not for the purpose of causing, directly or indirectly, the election of a majority of our Board of Directors, any change in our corporate charter, bylaws, management, policies or our operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only.

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission may be found unsuitable based solely on such failure or refusal. The same restrictions apply to a record owner if the record owner, when requested, fails to identify the beneficial owner. Any securityholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a gross misdemeanor. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a securityholder or to have any other relationship with us, we:

  (i)
  pay that person any dividend or interest upon our voting securities;

  (ii)
  allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; or

  (iii)
  give remuneration in any form to that person.

        If a securityholder is found unsuitable, then we may be found unsuitable if we fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities for cash at fair market value.

        The Nevada Commission may also, in its discretion, require any other holders of our debt or equity securities, such as the notes and our common stock, to file applications, be investigated and be found suitable to own our debt or equity securities. The applicant securityholder is required to pay all costs of such investigation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the regulations of the Nevada Commission, we may be sanctioned, including the loss of our approvals, if, without the prior approval of the Nevada Commission, we:

  (i)
  pay to the unsuitable person any dividends, interest or any distribution whatsoever;

  (ii)
  recognize any voting right by such unsuitable person in connection with such securities;

  (iii)
  pay the unsuitable person remuneration in any form; or

  (iv)
  make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Commission at any time, and to file with the Nevada Commission, at least annually, a list of our shareholders. The Nevada Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act and the regulations of the Nevada Commission. However, to date, the Nevada Commission has not imposed such a requirement on us.

        We may not make certain public offerings of our securities without the prior approval of the Nevada Commission. The registration of the notes will constitute a public offering requiring the prior approval of the Nevada Commission before the shelf registration statement covering the notes can be declared effective. On October 21, 2004, the Nevada Commission granted us approval for the public offering of the registration of the notes. However, such approval does not constitute a finding, recommendation or approval by the Nevada Board or the Nevada Commission as to the accuracy or adequacy of this prospectus or the investment merits of any securities offered hereby. Any representation to the contrary is unlawful.

        Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without prior investigation by the Nevada Board and approval of the Nevada Commission. Also, approvals are required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price and before a corporate acquisition opposed by management can be consummated. Nevada's gaming regulations also require prior approval by the Nevada Commission if we adopt a plan of recapitalization proposed by our Board of Directors in opposition to a tender offer made directly to our shareholders for the purpose of acquiring control of us.

        Other Jurisdictions.    All jurisdictions that have legalized gaming require various permits or approvals for and reporting of certain transactions by manufacturers and distributors of gaming devices, table games, and associated equipment. In general, such requirements are similar to those of Nevada.

        For a more complete summary of gaming regulations that affect our business, see "Gaming Regulation" in our Annual Report on Form 10-K for the year ended October 31, 2004, which is incorporated by reference in this prospectus.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture, dated as of April 21, 2004, between us and Wells Fargo Bank, National Association, as trustee. The following description is only a summary of the material provisions of the notes and the related indenture. We urge you to read the indenture and the notes in their entirety because they, and not this description, define your rights as holders of the notes. You may obtain copies of these documents by visiting the SEC's website at www.sec.gov as set forth under the caption "Available Information," or you may request copies of these documents at our address shown under the caption "Available Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to the "we," "us," "our" and "Shuffle Master" include only Shuffle Master, Inc. and not its subsidiaries.

General

        We issued the notes in an aggregate principal amount of $150,000,000. The notes are our senior unsecured obligations and mature on April 15, 2024, unless earlier redeemed at our option as described under "—Optional Redemption of the Notes," repurchased by us at a holder's option on certain dates as described under "—Repurchase of Notes at the Option of the Holder," or upon a change in control of Shuffle Master as described under "—Right to Require Repurchase of Notes Upon a Change in Control" or converted at a holder's option as described under "—Conversion Rights."

        The indenture does not contain any restriction on the payment of dividends, the incurrence of indebtedness or liens or the repurchase of our securities, and does not contain any financial covenants. Other than as described under "—Right to Require Repurchase of Notes Upon a Change in Control," the indenture contains no covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction.

        We may, without the consent of the holders of notes, issue additional notes from time to time in the future with the same terms and the same CUSIP number as the notes offered hereby in an unlimited principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. The notes offered by this prospectus and any such additional notes will constitute a single series of debt securities. This means that, in circumstances where the indenture provides for the holders of notes to vote or take any action, the holders of notes offered by this prospectus and the holders of any such additional notes will vote or take that action as a single class.

Interest

        The notes bear interest at a rate of 1.25% per annum. Interest is payable semiannually in arrears on April 15 and October 15 of each year, commencing on October 15, 2004. Interest on the notes accrues from April 21, 2004 or, if interest has already been paid, from the date on which it was most recently paid. We will make each interest payment to persons who are holders of record of the notes at the close of business on the immediately preceding April 1 and October 1, whether or not this day is a business day. Interest (including liquidated damages, if any) payable upon redemption or repurchase will be paid to the person to whom principal is payable unless the redemption or repurchase date is between the close of business on any record date for the payment of interest and the opening of business on the related interest payment date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay the principal of, and interest (including liquidated damages, if any) on, the notes at the office or agency maintained by us with the trustee in the Borough of Manhattan in New York City. We reserve the right to pay interest to holders of any notes in certificated form by check mailed to the holders at their registered addresses. However, a holder of such notes with an aggregate principal amount in excess of $1,000,000 may request payment by wire transfer in immediately available funds to an account in North America.

Conversion Rights

        Subject to the restrictions described in this "Description of the Notes," a holder may convert any outstanding notes into cash and shares of our common stock at an initial "Conversion Price" per share of $28.07 in accordance with the conversion mechanism set forth below. This represents an initial "Conversion Rate" of approximately 35.6210 shares of common stock per $1,000 in principal amount of the notes. The Conversion Price and resulting Conversion Rate are, however, subject to adjustment as described below under "—Conversion Price Adjustments." A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

  General

        Holders may surrender notes for conversion into cash and shares of our common stock prior to the maturity date in the following circumstances:

  •
  during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price (as defined below) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day;

  •
  if we have called the particular notes for redemption and the redemption has not yet occurred;

  •
  during the five trading day period immediately after any five consecutive trading day period in which the trading price of $1,000 in principal amount of the notes for each day of such five consecutive trading day period was less than 95% of the product of the common stock price on such day multiplied by the Conversion Rate on such day; or

  •
  upon the occurrence of specified corporate transactions.

        Subject to certain exceptions described below under "—Conversion Upon Satisfaction of Trading Price Condition" and "—Conversion Upon Specified Corporate Transactions," once notes are tendered for conversion, holders tendering the notes will be entitled to receive, per $1,000 in principal amount of notes, cash and shares of our common stock, the aggregate value of which (the "Conversion Value") will be equal to the product of:

          (1)   the Conversion Rate then in effect; and

          (2)   the average of the common stock prices for the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits, stock dividends and similar events) beginning on the second trading day immediately following the day the notes are tendered for conversion (the "Ten Day Average Closing Stock Price"). Subject to certain exceptions described below and under "—Conversion Upon Satisfaction of Trading Price Condition" and "—Conversion Upon Specified Corporate Transactions," we will deliver the Conversion Value of the notes surrendered for conversion to converting holders as follows: (1) an amount in cash (the "Principal Return") equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted; (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in whole shares (the "Net Shares"), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the "Net Share Amount"); and

          (3)   an amount in cash in lieu of any fractional shares of common stock.

        The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price. The cash payment for fractional shares also will be based on the Ten Day Average Closing Stock Price.

        The Conversion Value, Principal Return, Net Share Amount and the number of Net Shares will be determined by us at the end of the ten consecutive trading day period beginning on the second trading day immediately following the day the notes are tendered for conversion (the "Determination Date").

        We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after the Determination Date, but in no event later than four business days thereafter.

        Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest and any liquidated damages payable on the notes, except as described below. Accrued interest and any liquidated damages will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the Conversion Price to account for accrued interest.

        Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued but unpaid interest (including liquidated damages, if any) on a converted note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the interest (and liquidated damages, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including liquidated damages, if any) on the principal amount to be converted. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, or to notes surrendered for conversion on the interest payment date.

        If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together, if the notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the trustee. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on April 15, 2009, 2014 and 2019 or as a result of a change in control, such note may be converted only if the notice of election is withdrawn as described under "—Repurchase of the Notes at the Option of the Holder" or "—Right to Require Repurchase of Notes Upon a Change of Control."

        The "common stock price" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by The Nasdaq System.

        A "trading day" means any regular or abbreviated trading day of the Nasdaq National Market.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 in principal amount of notes obtained by the trustee for $5,000,000 in principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the initial purchasers; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one such bid or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by the trustee, taking into account in such determination such factors as it, in its sole discretion after consultation with us, deems appropriate. The trustee shall not be required to determine the trading price of the notes unless requested in writing by us.

  Conversion Upon Satisfaction of Common Stock Price Condition

        A holder may surrender any of its notes for conversion during any fiscal quarter commencing after the issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price on that 30th trading day.

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

  Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its notes for conversion during the five trading day period immediately after any five consecutive trading day period in which the trading price of $1,000 in principal amount of the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of such five consecutive trading day period was less than 95% of the product of the common stock price on such day multiplied by the Conversion Rate (the "trading price condition"); provided that, if on the date of any conversion pursuant to the trading price condition, the common stock price on such date is greater than the Conversion Price on such date but less than 120% of the Conversion Price on such date, then the Conversion Value the holder will be entitled to receive will be equal to the principal amount of the notes surrendered plus accrued but unpaid interest (including liquidated damages, if any) as of the conversion date.

        The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the notes on any date would be less than 95% of the product of the common stock price on such date and the Conversion Rate then in effect. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 95% of the product of the common stock price and the Conversion Rate.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

  •
  distribute to all holders of our common stock cash, other assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis solely into shares of our common stock at the then applicable Conversion Price without conversion of such holder's notes.

        In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time from and after the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction. If the transaction also constitutes a change in control, such holder can instead require us to repurchase all or a portion of its notes as described under "—Right to Require Repurchase of Notes Upon a Change in Control."

  Conversion Price Adjustments

        We will adjust the Conversion Price if (without duplication):

          (1)   we issue shares of our common stock to all holders of shares of our common stock as a dividend or distribution on our common stock;

          (2)   we subdivide or combine our outstanding common stock;

          (3)   we issue to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable Conversion Price;

          (4)   we distribute to all holders of our common stock evidences of our indebtedness, shares of our capital stock (other than shares of our common stock), other securities or other assets, or rights, warrants or options, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends and distributions referred to in clause (1) above; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable Conversion Price;

          (5)   we declare a cash dividend or cash distribution to all holders of our common stock. If we declare such a cash dividend or cash distribution, the Conversion Price shall be decreased to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price—Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable Conversion Price; and provided further, that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its notes solely into shares of our common stock at the then applicable Conversion Price immediately prior to the record date for such cash dividend or cash distribution;

          "Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. "Dividend Adjustment Amount" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock; or

          (6)   we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer, other than an odd lot offer, for our common stock to the extent that the offer involves aggregate consideration that, together with any cash and the fair market value of any other consideration in respect of any tender or exchange offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a Conversion Price adjustment, exceeds an amount equal to 5.0% of the market capitalization of our common stock on the expiration date of the tender offer.

        If the rights provided for in our Shareholder Rights Plan, dated as of June 26, 1998, have separated from our common stock in accordance with the provisions of our rights plan so that the holders of the notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of the notes, the Conversion Price will be adjusted as provided in clause (4) above, subject to readjustment in the event of expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights plan to provide that upon conversion of the notes, the holders will receive, in addition to the cash and shares of our common stock issuable upon such conversion, the rights that would have attached to such shares of our common stock issuable upon conversion of the notes solely into shares of our common stock at the then applicable Conversion Price, if the rights had not become separated from our common stock under our rights plan. See "Description of Capital Stock—Preferred Stock Purchase Rights." Our existing shareholder rights plan expires on June 26, 2008. To the extent that we adopt any future rights plan, upon conversion of the notes, you will receive, in addition to the cash and the shares of our common stock issuable upon such conversion, the rights under the future rights plan in respect of the shares of our common stock issuable upon conversion of the notes solely into shares of our common stock at the then applicable Conversion Price, whether or not the rights have separated from our common stock at the time of conversion, and no adjustment to the Conversion Price will be made in connection with any distribution of rights thereunder.

        If we reclassify our common stock or we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder's right to convert its notes into cash and shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes solely into shares of our common stock at the then applicable Conversion Price immediately prior to the effective date of such transaction.

        The Conversion Price will not be adjusted for the issuance of our common stock (or securities convertible into or exchangeable for our common stock), except as described above. For example, the Conversion Price will not be adjusted upon the issuance of shares of our common stock:

  •
  under any present or future employee benefit plan or program of ours; or

  •
  pursuant to the exercise of any option, warrant or right to purchase our common stock, the exchange of any exchangeable security for our common stock or the conversion of any convertible security into our common stock, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security is outstanding as of the date the notes are first issued.

        We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based on the Ten Day Average Closing Stock Price.

        If we make a distribution of property to our shareholders that would be taxable to them as a dividend for United States federal income tax purposes and the Conversion Price is decreased, this decrease will generally be deemed to be the receipt of taxable income by U.S. Holders (as defined in "Certain United States Federal Income Tax Considerations") of the notes and would generally result in withholding taxes for Non-U.S. Holders (as defined in "Certain United States Federal Income Tax Considerations"). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax applicable to Non-United States Holders against cash payments of interest payable on the notes. See "Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Dividends" and "—Consequences to Non-U.S. Holders—Dividends and Constructive Dividends."

        We may from time to time reduce the Conversion Price if our Board of Directors determines that this reduction would be in the best interests of Shuffle Master. Any such determination by our Board of Directors will be conclusive. Any such reduction in the Conversion Price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time reduce the Conversion Price if our Board of Directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

Ranking

        The notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior indebtedness and senior to any future subordinated indebtedness. The notes are effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such secured indebtedness. We currently have no outstanding senior secured indebtedness. As of January 31, 2005, we had $158,851,000 of senior unsecured indebtedness outstanding, including the notes. The notes are structurally subordinated to all liabilities of our subsidiaries, which may include guarantees of our debt and will include trade payables.

Optional Redemption of the Notes

        Beginning on April 21, 2009, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of redemption.

We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the notes.

        If we opt to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof.

        For a discussion of the tax treatment to a holder of the notes upon optional redemption by us, see "Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes" and "—Non-U.S. Holders—Sale, Exchange, Conversion, Redemption, Repurchase or Other Taxable Disposition of the Notes or Common Stock."

Repurchase of Notes at the Option of the Holder

        A holder has the right to require us to repurchase all or a portion of its notes on April 15, 2009, 2014 and 2019. We will repurchase the notes as to which these rights are exercised for an amount of cash equal to 100% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of repurchase.

        We will be required to give notice on a date not less than 30 business days prior to each date of repurchase to the trustee and all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes.

        For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see "Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes" and "—Consequences to Non-U.S. Holders—Sale, Exchange, Conversion, Redemption, Repurchase or Other Taxable Disposition of the Notes or Common Stock."

        The repurchase notice given by a holder electing to require us to repurchase its notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.

        Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.

        If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

        Our ability to repurchase notes may be limited by the terms of our then-existing indebtedness or financing agreements. If we are obligated to repurchase the notes, there can be no assurance that we will be able to obtain all required consents under our then-existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the notes and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then-existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing. See "Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock."

        No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Mandatory Disposition Pursuant to Gaming Laws

        Each holder, by accepting a note, is deemed to have agreed that if the gaming authority of any jurisdiction in which Shuffle Master or any of its subsidiaries conducts or proposes to conduct gaming operations requires that a person who is a holder or the beneficial owner of notes (or an affiliate of such holder or beneficial owner) be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, will apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, Shuffle Master has the right, at any time, at its option:

            (a)   to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of Shuffle Master's election or such earlier date as may be requested or prescribed by such gaming authority, or

            (b)   to redeem such notes at a redemption price equal to the lesser of (1) such person's cost, (2) 100% of the principal amount thereof, plus accrued and unpaid interest (including liquidated damages, if any), to the earlier of the redemption date or the date of the finding of unsuitability, which redemption date may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority or (3) such lesser amount as may be required by an applicable gaming authority.

        Immediately upon a determination by a gaming authority that a holder or beneficial owner of notes (or an affiliate thereof) will not be licensed, qualified or found suitable or is denied license, qualification or finding of suitability, the holder or beneficial owner will not have any further right with respect to the notes to:

            (a)   exercise, directly or indirectly, through any person, any right conferred by the notes; or

            (b)   receive any interest (including liquidated damages, if any), or any other distribution or payment with respect to the notes, or any remuneration in any form from Shuffle Master for services rendered or otherwise, except for the redemption of the notes.

        Shuffle Master will notify the trustee in writing of any such redemption of notes as soon as practicable. Shuffle Master will not be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or a finding of suitability.

Mandatory Redemption

        Except as described in this prospectus under "—Right to Require Repurchase of Notes Upon a Change in Control" and "—Repurchase of Notes at the Option of the Holder," we are not required to repurchase or redeem the notes. There are no sinking fund payments.

Right to Require Repurchase of Notes Upon a Change in Control

        If a change in control (as defined below) occurs, each holder of notes may require that we repurchase all or a portion of the holder's notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the change in control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of repurchase.

        "Change in control" means the occurrence of one or more of the following events:

  •
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our properties and assets, to any person or group of related persons, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Group");

  •
  the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture;

  •
  any person or Group, other than Shuffle Master, any of our subsidiaries, or any employee benefit plan of Shuffle Master or any of our subsidiaries, becomes the beneficial owner, directly or indirectly, of shares of our capital stock entitling such person or Group to exercise more than 50% of the aggregate ordinary voting power of all shares of our voting stock; or

  •
  the first day on which a majority of the members of our Board of Directors are not continuing directors.

        The definition of "change in control" includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of our properties and assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, exchange or other transfer of less than all of our properties and assets to another person or Group may be uncertain.

        The terms "beneficial owner" and "beneficially own" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act or any successor provision, except that (i) a person shall be deemed to have "beneficial ownership" of all shares of our common stock that the person has the right to acquire, whether exercisable immediately or only after the passage of time and (ii) any percentage of beneficial ownership shall be determined using the definition in clause (i) in both the numerator and the denominator.

        "Continuing directors" means, as of any date of determination, any member of our Board of Directors who:

  •
  was a member of such Board of Directors on the date of the original issuance of the notes; or

  •
  was nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

        On or before the 30th day after a change in control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the change in control and of the repurchase right arising as a result thereof, stating the procedures that a holder of notes must follow in order to exercise the repurchase right.

        On the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes that is to be paid on the date of repurchase. Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery of the notes.

        If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

        For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see "Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes" and "—Consequences to Non-U.S. Holders—Sale, Exchange, Conversion, Redemption, Repurchase or Other Taxable Disposition of the Notes or Common Stock."

        The repurchase notice given by a holder electing to require that we repurchase the holder's notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

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  the principal amount being withdrawn;

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  the principal amount, if any, not being withdrawn; and

  •
  if certificated notes have been issued, the certificate numbers of the notes being withdrawn.

        In connection with any change in control repurchase offer, we expect to comply with any tender offer rules under the Exchange Act that may then be applicable.

        Our ability to repurchase notes may be limited by the terms of our then-existing indebtedness or financing agreements. We will use commercially reasonable efforts to, within 30 days following any change in control:

  •
  obtain the consents under all indebtedness required to permit the repurchase of the notes pursuant to a change in control offer; or

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  repay in full all indebtedness and terminate all commitments under all indebtedness, the terms of which would prohibit the repurchase of the notes under a change in control offer.

        If we are obligated to make a change in control offer, there can be no assurance that we will be able to obtain all required consents under our then-existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the notes and to pay the change in control repurchase price for all the notes tendered under a change in control offer. Our ability to pay cash to holders of notes following the occurrence of a change in control also may be limited by our then-existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing. See "Risk Factors—Risks Related to an Investment in the Notes and Our Common Stock."

        The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or Group to acquire control of us or to effect a business combination with us.

        Our obligation to make a change in control offer will be satisfied if a third party makes the change in control offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a change in control offer made by us and purchases all notes properly tendered and not withdrawn under the change in control offer.

        No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Consolidation, Merger and Sale of Assets

        We may, without the consent of the holders of any of the notes, consolidate with or merge with or into any other person or sell, lease, exchange or otherwise transfer (in one transaction or a series of related transactions) all or substantially all our properties and assets to any other person, if:

  •
  we are the resulting or surviving corporation, or the successor, transferee or lessee, if other than us, is a corporation, limited partnership, limited liability company or other business entity organized and validly existing under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee; and

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  immediately after giving effect to the transaction, no event of default and no event that, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and is continuing.

        Under any consolidation, merger or any sale, lease, exchange or other transfer of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Shuffle Master under the indenture. Thereafter, Shuffle Master will be released from its obligations and covenants under the indenture and the notes, except in the case of a lease of all or substantially all of our properties and assets.

Modification and Waiver

        We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no supplemental indenture may, among other things:

  •
  change the stated maturity of the principal of, or payment date of any installment of interest on, any note;

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  reduce the principal amount or redemption price of, or the rate of interest on, any note, whether upon acceleration, redemption or otherwise, or alter the manner of calculation of interest or the rate of accrual thereof on any note;

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  change the currency in which the principal of any note or interest is payable;

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  impair the right to institute suit for the enforcement of any payment of any amount with respect to any note when due;

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  adversely affect the rights provided in the indenture to convert any note;

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  modify the provisions of the indenture relating to our requirement to repurchase notes:

  •
  upon a change in control after the occurrence thereof; or

  •
  on April 15, 2009, 2014 and 2019;

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  reduce the percentage of principal amount of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture;

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  waive a default in the payment of any amount or shares of common stock due in connection with any note; or

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  make changes to certain sections of the indenture relating to the waiver of past defaults, the holders' right to convert and amendments to the indenture that require consent of each holder.

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

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  waive compliance by us with restrictive provisions of the indenture other than as provided in the preceding paragraph; and

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  waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or redemption or purchase price of, or any interest on, any note or in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

        Without the consent of any holders of notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

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  to cure any ambiguity, omission, defect or inconsistency in the indenture;

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  to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the notes;

  •
  to make any change that does not adversely affect the rights of any holder of the notes in any material respect, provided that any change to the indenture to conform it to the offering memorandum dated April 15, 2004 shall be deemed not to adversely affect the rights of any holder of the notes;

  •
  to comply with the provisions of the Trust Indenture Act, or with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  •
  to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes; or

  •
  to make provisions for certain other matters contemplated by the indenture.

Events of Default

        Each of the following is an event of default under the indenture:

          (1)   failure to pay interest (including liquidated damages, if any) on any note when it becomes due and payable and continuation of such default for a period of 30 days, whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness or any other cause;

          (2)   failure to pay the principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise (including the failure to make cash payments due upon conversion, failure to make a change in control offer or make a payment to repurchase notes tendered pursuant to a change in control offer or failure to repurchase notes at the option of the holder on April 15, 2009, 2014 or 2019), whether or not such failure shall be due to compliance with agreements with respect to any other indebtedness or any other cause;

          (3)   failure to provide notice of the occurrence of a change of control on a timely basis;

          (4)   default in the observance or performance of any other covenant or agreement contained in the indenture that continues for a period of 60 days after we have received written notice specifying the default (and demanding that such default be remedied) from the trustee or the beneficial holders of at least 25% of the outstanding principal amount of the notes;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries, or the payment of which is guaranteed by us or any of our subsidiaries, whether such indebtedness now exists or is created after the date of issuance of the notes, which default results in the acceleration of such indebtedness prior to its express maturity and the principal amount of such indebtedness, together with the principal amount of any other such indebtedness the maturity of which has been so accelerated, aggregates at least $10.0 million;

          (6)   one or more judgments in an uninsured aggregate amount in excess of $10.0 million shall have been rendered against us or any of our subsidiaries and remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and

          (7)   certain events of bankruptcy affecting us or any of our significant subsidiaries.

        If an event of default (other than an event of default specified in clause (7) above) occurs and is continuing, the trustee may, and at the written request of the holders of at least 25% in principal amount of outstanding notes shall, declare the principal of and accrued interest on all the notes to be due and payable by written notice to us, and such notice shall specify the respective event of default and that it is a "notice of acceleration." Upon delivery of such notice, the principal of and accrued but unpaid interest (including liquidated damages, if any) on all the notes shall become immediately due and payable.

        If an event of default specified in clause (7) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued but unpaid interest (including liquidated damages, if any) on all of the outstanding notes shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        At any time after a declaration of acceleration with respect to the notes, the holders of a majority in aggregate principal amount of the notes may rescind and cancel such declaration and its consequences:

  •
  if the rescission would not conflict with any judgment or decree;

  •
  if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

  •
  if interest on overdue installments of interest (to the extent the payment of such interest is lawful) and on overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  •
  if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

  •
  in the event of the cure or waiver of an event of default of the type described in clause (4) of the description above of events of default, the trustee has received an officers' certificate and an opinion of counsel that such event of default has been cured or waived.

        No such rescission shall affect any subsequent default or impair any rights arising from a subsequent default.

        The holders of a majority in aggregate principal amount of the notes at the time outstanding may waive any existing event of default under the indenture, and its consequences, except an event of default in the payment of the principal of or interest on any notes, an event of default in respect of a provision that cannot be amended without the consent of each holder of notes affected, or an event of default which constitutes a failure to convert any note in accordance with the terms of the indenture.

        The holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        We are required to provide an officers' certificate to the trustee promptly upon our obtaining knowledge of any default or event of default under the indenture, describing such default or event of default and what action we are taking or propose to take with respect thereto. In addition, we must provide to the trustee an annual certification as to the existence of defaults and events of default under the indenture.

Discharge of the Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash or shares of our common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Book-Entry System

        The notes were issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

        The notes, represented by one or more global securities, are exchangeable for certificated securities in fully registered form with the same terms only if:

  •
  DTC is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days; or

  •
  an event of default under the indenture has occurred and is continuing, and DTC notifies the trustee that it elects to cause the issuance of certificated notes.

        DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Concerning the Trustee

        Wells Fargo Bank, National Association is the trustee under the indenture.

        The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Shuffle Master, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days or apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default under the indenture occurs (which is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

        The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trustee Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

Governing Law

        The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

        This prospectus describes certain general terms of our capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of the Minnesota Business Corporation Act and our amended Articles of Incorporation.

        Pursuant to our amended Articles of Incorporation, our authorized capital stock consists of 151,875,000 shares of common stock, par value $0.01 per share of which 506,409 shares have been designated as class A junior participating preferred stock ("class A preferred stock"). As of April 30, 2005, we had outstanding approximately 35,171,000 shares of common stock and no shares of class A preferred stock outstanding.

Common Stock

        Subject to any preferential rights that our Board of Directors may grant in connection with the future issuance of preferred stock, each holder of our common stock is entitled to one vote per share on all matters voted upon by the shareholders. Cumulative voting for the election of directors is not permitted. Each holder of our common stock is entitled to receive ratably any dividends declared on our common stock by the Board of Directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of our common stock would be entitled to share ratably in all of our remaining assets. Our common stock has no subscription, redemption, conversion or preemptive rights. All outstanding shares of our common stock are fully paid and nonassessable. We do not intend to pay any cash dividends in the foreseeable future.

Preferred Stock

        Class A Preferred Stock:    On June 26, 1998, in connection with the adoption of our shareholder rights plan, our Board of Directors designated and established 506,409 shares of class A preferred stock. Holders of our class A preferred stock are entitled to one hundred votes on any matters submitted to vote by our shareholders, an aggregate dividend of one hundred times any dividend declared on our common stock and a liquidation preference of one hundred times any liquidation payment amount to our common shareholders. No shares of class A preferred stock have been issued.

        Undesignated Shares:    Under our amended Articles of Incorporation, our Board of Directors is authorized generally without shareholder approval to issue shares of preferred stock, from time to time, in one or more classes or series. Prior to the issuance of shares of each class or series, the Board of Directors is required by the Minnesota Business Corporation Act and our amended Articles of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Minnesota. The certificate of designation will fix for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

  •
  the number of shares constituting each class or series;

  •
  voting rights;

  •
  rights and terms of redemption (including sinking fund provisions);

  •
  dividend rights and rates;

  •
  dissolution;

  •
  terms concerning the distribution of assets;

  •
  conversion or exchange terms;

  •
  redemption prices; and

  •
  liquidation preferences.

        Our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the preferred shares or which holders of the preferred shares might believe to be in their best interests.

Preferred Stock Purchase Rights

        On June 26, 1998, we adopted a shareholders' rights plan, as amended effective February 7, 2005. The rights plan was implemented by distributing one preferred share purchase right for each outstanding share of our common stock held of record as of July 10, 1998, and directing the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially entitles holders of our common stock to buy one one-hundredth of a share of our class A preferred stock at a price of $3.55 (as currently adjusted), subject to adjustment. The rights will generally become exercisable after a person or group acquires beneficial ownership of 20% or more of our common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of our common stock.

        If any person or group becomes the owner of 20% or more of our common stock, then, in lieu of the right to purchase class A preferred stock, each right will thereafter entitle its holder (other than an acquiring person or member of an acquiring group) to purchase shares of our common stock in an amount equal to the exercise price ($3.55, as currently adjusted) of one one-hundredth share of the preferred stock divided by 50% of the then-current market price of one share of common stock.

        In addition, if we are acquired in a merger or other business combination transaction, or sell 20% or more of our assets or earnings power then, in lieu of the right to purchase class A preferred stock, each right will thereafter generally entitle its holder to purchase common shares of the acquiring company using the same formula as for our common stock. The rights expire in June 2008 unless earlier redeemed or terminated. At the option of our Board of Directors, we generally may amend the rights or redeem the rights at $0.01 per right at any time prior to the time a person or group has acquired 20% of our common stock.

Anti-Takeover Effects of Provisions of the Minnesota Business Corporation Act and Our Articles and Bylaws

        Several provisions of the Minnesota Business Corporation Act and our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

        Issuance of Preferred Stock.    Under the terms of our amended and restated articles of incorporation, all authorized and unissued shares of our capital stock are shares of common stock and are subject to redesignation by the Board of Directors. Our Board of Directors has the authority to establish the terms of authorized shares and issue such shares in one or more classes or series of preferred or other capital stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

        Prohibitions on Business Combinations.    Minnesota law prohibits certain "business combinations" between a Minnesota corporation with at least 100 shareholders, or a publicly-held corporation that has at least 50 shareholders, and an "interested shareholder" for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An "interested shareholder" is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation, starting at 20%, from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder.

        Minnesota law provides that during any tender offer a publicly-held corporation may not enter into or amend an agreement, whether or not subject to contingencies, that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly-held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value of the shares unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

        Election and Removal of Directors.    Our amended articles of incorporation do not provide for cumulative voting in the election of directors. Our amended and restated bylaws also provide that directors elected by our shareholders may be removed only upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for such directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

        Restriction on Control Share Acquisitions.    The Minnesota Control Share Acquisition Act requires disinterested shareholder approval for certain transactions. The Minnesota Control Share Acquisition Act applies only if:

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  the person acquiring the shares is an "acquiring person" which is a person (whether an individual or an entity) who acquires, owns or votes the "issuing public corporation's" stock,

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  the acquisition constitutes a "control share acquisition" which occurs when the "acquiring person's" ownership exceeds certain designated percentages, and

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  the shares acquired are shares of any "issuing public corporation" which is a corporation organized under the laws of the state of Minnesota which has at least 100 shareholders of record, or public reporting corporation which has at least 50 shareholders of record.

        The Minnesota Control Share Acquisition Act applies unless the "issuing public corporation" opts out of the statute in its articles of incorporation or bylaws which are approved by its shareholders. We have not opted out of such provisions.

        Under Minnesota law, a "control share acquisition" does not include, among other things, the following:

  •
  an acquisition under Minnesota Statutes relating to mergers, statutory share exchanges and sales of substantially all assets if the issuing public corporation is a party to the transaction,

  •
  an acquisition from the issuing public corporation, and

  •
  an acquisition pursuant to a cash offer for all of the issuing corporation's voting stock which has been approved by a majority vote of the members of a committee comprised of all of the disinterested members of the Board of Directors which was formed prior to the commencement or public announcement of the intent to commence, of the tender offer and pursuant to which the acquiring persons will become the owner of over 50% of the voting stock of the "issuing public corporation" outstanding at the time of the transaction.

Registrar and Transfer Agent

        Wells Fargo Bank Minnesota, N.A., Shareholder Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075, (800) 468-9716, is the registrar and transfer agent for the common stock.

        Shareholders of record may own shares of our capital stock either in certificated form, with a physical stock certificate, or in uncertificated form, through participation in our Direct Registration Profile Modification System (also known as "book-entry"). Record ownership of shares in book-entry form is reflected in account statements periodically distributed to the shareholders of record by our registrar and transfer agent, who holds book-entry shares on behalf of the shareholders of record. A shareholder of record with book-entry shares may request electronic movement of book-entry shares between the shareholder's account with the registrar and transfer agent and the shareholder's broker. A shareholder of record may convert physical stock certificates to book-entry form at any time. In the same way, a shareholder of record may convert book-entry shares to certificated shares, at no cost, by making the request to our registrar and transfer agent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but is not a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to holders who purchase notes for cash and who hold the notes and the common stock into which such notes are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  partnerships or other pass-through entities or investors in such entities;

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  banks, insurance companies or other financial institutions;

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  persons subject to the U.S. federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the notes;

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  tax-exempt organizations;

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  certain former citizens or long-term residents of the United States;

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  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

        If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes and common stock.

        THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

        The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or our common stock. Certain consequences to "non-U.S. holders" of the notes or common stock are described under "—Consequences to Non-U.S. Holders" below. The term "U.S. holder" means a beneficial owner of a note or common stock who or that is:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in the United States or any political subdivision thereof;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (1) the administration of the trust is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

        Stated interest on the notes generally will be taxable to you as ordinary income at the time it is accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.

Market discount

        If you acquire a note at a cost that is less than the stated redemption price at maturity of the note, the amount of such difference is treated as market discount for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity of the note (from the date of acquisition). Under the market discount provisions of the Code, if you acquire a note at a market discount, you will be required to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition that you have not previously included in income. In addition, if you dispose of a note with market discount in one of certain otherwise nontaxable transactions, you must include accrued market discount in income as ordinary income as if you had sold the note at its then fair market value.

        You may elect to include market discount in income over the life of the note. Once made, this election applies to all market discount obligations you acquire on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note at the time of acquisition, or, at your election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made, and may not be revoked. If you acquire a note at a market discount, and you do not elect to include accrued market discount in income over the life of the note, you may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until you dispose of the note in a taxable transaction. If you acquire a note with market discount and receive common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when you dispose of the common stock to the extent of gain recognized upon the disposition of such stock.

Amortizable premium

        If you purchase a note at a premium over the sum of all amounts payable on the note after the acquisition date (other than stated interest payments), you generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the note's maturity date under a constant yield method that reflects semiannual compounding based on the note's payment period. Amortizable premium will not include any amount attributable to a note's conversion feature. The amount attributable to the conversion feature may be determined under any reasonable method, including by comparing the note's purchase price to the market price of a similar note that does not have a conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Constructive Dividends

        Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the notes will generally not be deemed to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under "—Dividends" below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Conversion of the Notes

        The tax treatment of your conversion of a note into cash and common stock is not entirely clear. Although not free from doubt, the most likely consequence is that you should generally recognize gain to the extent that the cash (other than cash received in lieu of a fractional share or attributable to accrued interest) and the value of the common stock (other than common stock attributable to accrued interest) exceeds your adjusted tax basis in the note, but in no event should the amount of gain you recognize exceed the amount of cash received (other than cash received in lieu of a fractional share or attributable to accrued interest), and you should not recognize any loss. Any such gain should be capital gain and should be taxable as described below under "—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes." You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences of a conversion of a note into cash and common stock.

        Your holding period in the common stock received upon conversion (other than common stock attributable to accrued interest) should generally include your holding period for the respective note and your aggregate tax basis in the common stock received should generally be the same as your basis in the respective note (exclusive of any basis allocable to a fractional share), decreased by the amount of any cash you receive (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, you recognize (other than gain with respect to a fractional share).

        The amount of cash and the fair market value of common stock you receive that are attributable to accrued interest will generally be taxed as ordinary income. Your tax basis in such common stock will equal the accrued interest to which such stock is attributable and your holding period in such common stock will begin on the day following the conversion.

        You will recognize gain or loss upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and your tax basis in such fractional share. This gain or loss should be capital gain or loss and should be taxable as described below under "Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock."

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Notes

        Except as set forth above under "—Conversion of the Notes," upon the sale, taxable exchange, redemption, repurchase or other taxable disposition of a note, you will recognize gain or loss to the extent of the difference between (1) the sum of the cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the note, which generally will be taxed as ordinary income to the extent that you have not previously recognized this income), and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note will initially equal the cost of the note and will subsequently be increased by market discount that you have previously included in income with respect to the note and will be reduced by any premium that you have taken into account with respect to the note. Except as set forth above under "—Market Discount," any such gain or loss you recognize upon such taxable disposition of a note will be capital gain or loss. In the case of a non corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Dividends

        If you convert your note into our common stock, distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, with respect to noncorporate U.S. holders for taxable years beginning after December 31, 2002 and before January 1, 2009 such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. It is unclear whether any such constructive dividend would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received by noncorporate holders. It is also unclear whether a corporate holder would be entitled to claim the dividends received deduction with respect to a constructive dividend.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

        If you convert your notes into our common stock, then upon the sale, taxable exchange, redemption or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Except as set forth above under "—Market Discount," such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. Your tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under "—Conversion of the Notes." The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        Information returns will be filed with the IRS, other than with respect to corporations and other exempt holders, with respect to interest on the notes, dividends paid on the common stock and proceeds received from a disposition of the notes or shares of common stock including pursuant to a conversion (in the case of notes), redemption or repurchase. You may be subject to backup withholding with respect to interest paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you

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  fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

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  furnish an incorrect TIN;

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  are notified by the IRS that you have failed to properly report payments of interest or dividends; or

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  fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

        Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability and may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

        The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes or our common stock. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of notes or common stock that is a nonresident alien individual or a corporation, trust or estate that is not a U.S. holder.

Payments of Interest

        In general, interest (including any amounts treated as attributable to interest) you receive on the notes will not be subject to the 30% U.S. federal withholding tax under the so-called "portfolio interest" exception provided that:

  •
  such interest is not effectively connected with your conduct of a trade or business in the United States;

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  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

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  you are not a "controlled foreign corporation" with respect to which we are, directly or indirectly, a "related person";

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  you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

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  you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

        Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for such non-U.S. holders.

        If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

        If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, effectively connected interest will be included in your earnings and profits.

Sale, Exchange, Conversion, Redemption, Repurchase or Other Taxable Disposition of the Notes or Common Stock

        Any gain realized by you on the sale, exchange, conversion or redemption of the notes or our common stock generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with your conduct of a trade or business in the United States;

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  you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met; or

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  we are or have been a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the notes or our common stock, and certain other conditions are met.

        If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale, and if you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes or the common stock.

        We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

Dividends and Constructive Dividends

        In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes, see "—Consequences to U.S. Holders—Constructive Dividends" above) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the notes. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

        In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you (including interest, dividends and proceeds received from a disposition of the notes or common stock including pursuant to a conversion (in the case of notes), redemption or repurchase) or with respect to the proceeds of the sale of a note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above under "—Consequences to Non-U.S. Holders—Payments of Interest" and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

        You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

SELLING SECURITYHOLDERS

        The notes were originally issued by us to Deutsche Bank Securities Inc. and Goldman, Sachs & Co., the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act and were immediately resold by the initial purchasers in reliance on Rule 144A to persons who represented to the initial purchasers that they were qualified institutional buyers. Each institution that purchased the notes from the initial purchasers and who has provided us with a questionnaire setting forth the information specified below, and that selling securityholder's transferees, pledgees, donees and successors (collectively, the "selling securityholders"), may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes held by that selling securityholder and common stock into which the notes are convertible.

        The following table sets forth information as of July 11, 2005, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered under this prospectus. This information is based on information provided by or on behalf of the selling securityholders pursuant to the questionnaires referred to above. No holder of the notes may sell the notes or shares without furnishing to us a questionnaire setting forth the information specified below. However, as of the date of this prospectus, not every holder has provided to us a questionnaire. Therefore, the heading "Other" in the "Name" column below represents the notes and shares held by holders who have not yet returned to us their questionnaire.

        The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. In addition, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. No selling securityholder beneficially owns one percent or more of the notes or of our common stock, assuming conversion of the selling securityholders' notes, except as otherwise indicated in the table below.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

Name	Principal Amount of Notes Beneficially Owned and Offered		Shares of Common Stock Beneficially Owned Prior to Offering(1)	Conversion Shares Offered(2)	Notes Owned After Completion of Offering(3)	Common Stock Owned After Completion of Offering(3)	Material Relationship(4)
ATSF-Transamerica Convertible Securities(a)	$7,000,000	(5)	—	249,346	—	—	None
BNP Paribas Equity Strategies, SNC(b)+	$1,033,000		5,115	36,796	—	5,115	None
BTOP-Multi Strategy Master Portfolio LTD(c)	$4,100,000	(6)	—	146,045	—	—	None
Chrysler Corporation Master Retirement Trust(d)+	$990,000		—	35,264	—	—	None
CNHCA Master Account, LP(e)	$1,250,000		—	44,526	—	—	None
CooperNeff Convertible Strategies(Cayman) Master Fund, LP(f)	$586,000		—	20,873	—	—	None
Delta Air Lines Master Trust—CV(g)+	$250,000		—	8,905	—	—	None
Delta Pilots Disability & Survivorship Trust—CV(h)+	$120,000		—	4,274	—	—	None
Deutsche Bank Securities Inc.*(i)	$35,075,000	(7)	—	1,249,403	—	—	None

DKR SoundShore Strategic Holding Fund Ltd.(j)	$2,000,000	(8)	—	71,241	—	—	None
F.M. Kirby Foundation, Inc.(k)+	$680,000		—	24,222	—	—	None
Idex-Transamerica Convertible Securities Fund(l)	$4,850,000	(9)	—	172,761	—	—	None
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(m)+	$315,000		—	11,220	—	—	None
International Truck & Engine Corporation Retiree Health Benefit Plan(n)+	$195,000		—	6,946	—	—	None
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(o)+	$125,000		—	4,452	—	—	None
Lyxor/Convertible Arbitrage Fund Limited(p)	$154,000		—	5,485	—	—	None
Merrill Lynch, Pierce, Fenner & Smith, Inc.(q)*	$1,600,000	(10)	—	56,993	—	—	None
Microsoft Corporation(r)+	$925,000		—	32,949	—	—	None
Millenco, L.P.(s)+	$1,400,000		—	49,869	—	—	None
Motion Picture Industry Health Plan—Active Member Fund(t)+	$60,000		—	2,137	—	—	None
Motion Picture Industry Health Plan—Retiree Member Fund(u)+	$40,000		—	1,424	—	—	None
OCM Convertible Trust(v)+	$490,000		—	17,454	—	—	None
OCM Global Convertible Securities Fund(w)+	$35,000		—	1,246	—	—	None
Oppenheimer Convertible Securities Fund(x)+	$2,000,000	(11)	—	71,241	—	—	None
Partner Reinsurance Company Ltd.(y)+	$215,000		—	7,658	—	—	None
Polaris Vega Fund L.P.(z)	$250,000		—	8,905	—	—	None
Qwest Occupational Health Trust(aa)+	$55,000		—	1,959	—	—	None
Singlehedge US Convertible Arbitrage Fund(bb)+	$215,000		—	7,658	—	—	None
State Employees' Retirement Fund of the State of Delaware(cc)+	$285,000		—	10,151	—	—	None
Stonebridge Life Insurance(dd)	$1,000,000		—	35,620	—	—	None
Sturgeon Limited(ee)	$192,000		—	6,839	—	—	None
Sunrise Partners Limited Partnership(ff)	$250,000		—	8,905	—	—	None
Susquehanna Capital Group(gg)*	$12,000,000	(12)	—	427,450	—	—	None
TCW Group Inc.(hh)+	$3,530,000	(13)	—	125,741	—	—	None
The St. Paul Travelers Companies, Inc.—Commercial Lines(ii)+	$50,000		—	1,781	—	—	None
The St. Paul Travelers Companies, Inc.—Personal Lines(jj)+	$30,000		—	1,068	—	—	None
Transamerica Insurance Co. of Iowa(kk)	$500,000		—	17,810	—	—	None
Transamerica Life Insurance & Annuities Corp.(ll)	$6,000,000	(14)	—	213,725	—	—	None
Transamerica Occidental Life(mm)	$2,000,000	(15)	—	71,241	—	—	None
Transamerica Premier High Yield(nn)	$1,000,000		—	35,620	—	—	None
UBS AG F/B/U IPB Client(oo)	$1,000,000		—	35,620	—	—	None
UnumProvident Corporation(pp)+	$90,000		—	3,205	—	—	None

Vanguard Convertible Securities Fund, Inc.(qq)+	$7,300,000	(16)	—	260,032	—	—	None
Whitebox Diversified Convertible Arbitrage Partners LP(rr)	$1,500,000	(17)	—	53,431	—	—	None
Any other holder of notes, or future transferee, pledgee, donee or successor of any holder(ss)	$47,265,000	(18)	—	1,683,621	—	—	None

+
This selling securityholder is an affiliate of a broker-dealer and has represented to us that it acquired the securities in the ordinary course of business and that, at the time of such acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to dispose of the securities, other than a commitment by us to register the securities pursuant to a shelf registration statement

*
This selling securityholder is a broker-dealer and, therefore, an underwriter.

(1)
Does not include shares of common stock issuable upon conversion of the notes.

(2)
Represents shares of common stock issuable upon conversion of the notes that are beneficially owned and offered by the selling securityholder, assuming a conversion ratio of 35.6209 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. The number of shares issuable upon conversion is subject to adjustment as described under "Description of the Notes—Conversion Rights."

(3)
Assumes that all of the notes and/or all of the common stock into which the notes are convertible are sold.

(4)
Includes any position, office or other material relationship which the selling securityholder has had within the past three years with Shuffle Master, Inc. or any of its predecessors or affiliates.

(5)
Represents a beneficial ownership of 4.7% by ATSF-Transamerica Convertible Securities of the notes outstanding.

(6)
Represents a beneficial ownership of 2.7% by BTOP-Multi Strategy Master Portfolio LTD of the notes outstanding.

(7)
Represents a beneficial ownership of 23.4% by Deutsche Bank Securities Inc. of the notes outstanding.

(8)
Represents a beneficial ownership of 1.3% by DKR SoundShore Strategic Holding Fund Ltd. of the notes outstanding.

(9)
Represents a beneficial ownership of 3.2% by Idex-Transamerica Convertible Securities Fund of the notes outstanding.

(10)
Represents a beneficial ownership of 1.1% by Merrill Lynch, Pierce, Fenner & Smith, Inc.

(11)
Represents a beneficial ownership of 1.3% by Oppenheimer Convertible Securities Fund of the notes outstanding.

(12)
Represents a beneficial ownership of 8.0% by Susquehanna Capital Group of the notes outstanding.

(13)
Represents beneficial ownership of 2.4% by TCW Group Inc. of the outstanding notes.

(14)
Represents a beneficial ownership of 4.0% by Transamerica Life Insurance & Annuities Corp. of the notes outstanding.

(15)
Represents a beneficial ownership of 1.3% by Transamerica Occidental Life. of the notes outstanding.

(16)
Represents a beneficial ownership of 4.9% by Vanguard Convertible Securities Fund, Inc. of the notes outstanding.

(17)
Represents a beneficial ownership of 1.0% by Whitebox Diversified Convertible Arbitrage Partners LP of the notes outstanding.

(18)
Represents a beneficial ownership of 31.5% by any other holder of notes, or future transferee, pledgee, donee or successor of any holder.

(a)
This selling securityholder has identified Kirk Kim and Edward Han as the natural persons with control over ATSF-Transamerica Convertible Securities.

(b)
This selling securityholder has identified Christian Menestrier as the natural person with control over BNP Paribas Equity Strategies, SNC.

(c)
This selling securityholder has identified Eric Lobben as the natural person with control over BTOP-Multi Strategy Master Portfolio LTD..

(d)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Chrysler Corporation Master Retirement Trust.

(e)
This selling securityholder has identified Robert Krail, Mark Mitchell and Todd Puloino as the natural persons with control over CNHCA Master Account, LP.

(f)
This selling securityholder has identified Christian Menestrier as the natural person with control over CooperNeff Convertible Strategies (Cayman) Master Fund, LP.

(g)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Delta Air Lines Master Trust—CV.

(h)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Delta Pilots Disability & Survivorship Trust—CV

(i)
Deutsche Bank Securities Inc. is a public reporting corporation.

(j)
This selling securityholder has identified Manan Rawal and Michael Cavuoti as the natural persons with control over DKR SoundShore Strategic Holding Fund Ltd.

(k)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over F.M. Kirby Foundation, Inc.

(l)
This selling securityholder has identified Kirk Kim and Edward Han as the natural persons with control over Idex-Transamerica Convertible Securities Fund.

(m)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over International Truck & Engine Corporation Non-Contributory Retirement Plan Trust.

(n)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over International Truck & Engine Corporation Retiree Health Benefit Plan.

(o)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust.

(p)
This selling securityholder has identified Christian Menestrier as the natural person with control over Lyxor/Convertible Arbitrage Fund Limited.

(q)
This selling securityholder has identified Christian Fromhertz as the natural person with control over Merrill Lynch, Pierce, Fenner & Smith, Inc.

(r)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Microsoft Corporation.

(s)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Microsoft Corporation.

(t)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Motion Picture Industry Health Plan—Active Member Fund.

(u)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Motion Picture Industry Health Plan—Retiree Member Fund.

(v)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over OCM Convertible Trust.

(w)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over OCM Global Convertible Securities Fund.

(x)
This selling securityholder has identified Ted Everett as the natural person with control over Oppenheimer Convertible Securities Fund.

(y)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Partner Reinsurance Company Ltd.

(z)
This selling securityholder has identified Gregory R. Levinson as the natural person with control over Polaris Vega Fund L.P.

(aa)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Qwest Occupational Health Trust.

(bb)
This selling securityholder has identified Christian Menestrier as the natural person with control over Singlehedge US Convertible Arbitrage Fund.

(cc)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over State Employees' Retirement Fund of the State of Delaware.

(dd)
This selling securityholder has identified Kirk Kim and Edward Han as the natural persons with control over Stonebridge Life Insurance.

(ee)
This selling securityholder has identified that CooperNeff Advisors Inc. has sole investment control and shared voting control and has identified Christian Menestrier as the natural person with control over Sturgeon Limited.

(ff)
This selling securityholder has identified S. Donald Sussman as the natural person with control over Sunrise Partners Limited Partnership.

(gg)
This selling securityholder has identified Michael Ferry as the natural person with control over Susquehanna Capital Group.

(hh)
This selling securityholder has identified Paul Leger as the natural person with control over TCW Group Inc.

(ii)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over The St. Paul Travelers Companies, Inc.—Commercial Lines.

(jj)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Delta The St. Paul Travelers Companies, Inc.—Personal Lines.

(kk)
This selling securityholder has identified Kirk Kim and Edward Han as the natural persons with control over Transamerica Insurance Co. of Iowa.

(ll)
This selling securityholder has identified Kirk Kim and Edward Han as the natural persons with control over Transamerica Life Insurance & Annuities Corp.

(mm)
This selling securityholder has identified Kirk Kim and Edward Han as the natural persons with control over Transamerica Occidental Life.

(nn)
This selling securityholder has identified Kirk Kim and Edward Han as the natural persons with control over Transamerica Premier High Yield.

(oo)
This selling securityholder has identified Alex Warren as the natural person with control over UBS AG F/B/O Client.

(pp)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over UnumProvident Corporation.

(qq)
This selling securityholder has identified A. Lawrence Keele as the natural person with control over Vanguard Convertible Securities Fund, Inc.

(rr)
This selling securityholder has identified Andrew Redleaf as the natural person with control over Whitebox Diversified Convertible Arbitrage Partners LP.

(ss)
Additional selling securityholders not named in this prospectus are unknown to us and will not be able to use this prospectus for resales until they are named in the selling securityholder table by post-effective amendment. Successors of identified selling securityholders, including without limitation their transferees, pledgees and donees or their successors, will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or the underlying common stock offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes. In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        Broker-dealers or agents who participate in the sale of the notes and the underlying common stock are "underwriters" within the meaning of Section 2(11) of the Securities Act. Selling securityholders who participate in the sale of the notes and the underlying common stock may also be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders are deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The selling securityholders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

        A selling securityholder may decide not to sell any notes or the underlying common stock described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

        With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

  •
  the specific notes or common stock to be offered and sold;

  •
  the names of the selling securityholders;

  •
  the respective purchase prices and public offering prices and other material terms of the offering;

  •
  the names of any participating agents, broker-dealers or underwriters; and

  •
  any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

        We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and Shuffle Master will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the underlying common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF THE SECURITIES

        Certain legal matters as to New York law will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters with respect to the exchange notes and the common stock issuable upon the conversion of the notes will be passed upon for us by Larkin Hoffman Daly & Lindgren, Ltd., 1500 Wells Fargo Plaza, 7900 Xerxes Ave. S, Minneapolis, Minnesota 55431-1194.

EXPERTS

        The consolidated financial statements of Shuffle Master, Inc. as of October 31, 2004 and 2003, and for each of the three years in the period ended October 31, 2004, incorporated in this prospectus by reference from Shuffle Master, Inc.'s Annual Report on Form 10-K for the year ended October 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of CARD Casinos Austria Research and Development GmbH as of December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003, incorporated in this prospectus by reference from Shuffle Master, Inc.'s Amendment No. 1 on Form 8-K/A, dated July 27, 2004, have been audited by Deloitte Touche Tohmatsu WirtschaftsprüfungsgmbH, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of the securities being registered:

SEC registration fee	$19,005
Printing fees and expenses	5,000
Legal fees and expenses	150,000
Accounting fees and expenses	25,000

Total	$199,005

Item 15. Indemnification of Directors and Officers

        Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation's articles of incorporations or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they: (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

        Article VI of the Amended and Restated Bylaws of the Registrant provides that the Registrant shall exercise, as fully as may be permitted by law, its power of indemnification, and that the foregoing right of indemnification shall not be exclusive of other rights as to which a person shall be entitled as a matter of law.

Item 16. Exhibits and Financial Statement Schedule

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation of Shuffle Master, Inc. as amended July 15, 1992 and June 23, 1995 (Incorporated by reference to exhibit 3.2 in the Company's Report on Form 10-K for the year ended October 31, 1995).
3.2	Bylaws of Shuffle Master, Inc., as amended and restated (Incorporated by reference to exhibit 3.2 in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2002).
3.3
Articles of Amendment of Articles of Incorporation of Shuffle Master, Inc. effective January 14, 2005 (Incorporated by reference to exhibit 3.2 in the Company's Report on Form 10-K for the year ended October 31, 2004).

3.4
Amendment to Shuffle Master's Corporate Bylaws, as adopted by its board of directors on January 11, 2005 (Incorporated by reference to exhibit 3.4 in the Company's Report on Form 10-K for the year ended October 31, 2004).
4.1
Indenture, dated as of April 21, 2004, between Shuffle Master, Inc., as issuer and Wells Fargo Bank, N.A. relating to the 1.25% Contingent Convertible Senior Notes due 2024 (Incorporated by reference to exhibit 10.6 in the Company's Report on Form 10-Q for the quarter ended April 30, 2004).
4.2	Form of Contingent Convertible Senior Notes due 2024 (included in Exhibit 4.1).
4.3
Registration Rights Agreement, dated as of April 21, 2004, among the Shuffle Master, Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. relating to the 1.25% Contingent Convertible Senior Notes due 2024 (Incorporated by reference to exhibit 10.5 in the Company's Report on Form 10-Q for the quarter ended April 30, 2004).
4.4	Shareholder Rights Plan dated June 26, 1998 (Incorporated by reference to the Company's Report on Form 8-K dated June 26, 1998).
4.5	Amendment No. 1 to Shareholders Rights Plan effective February 7, 2005 (Incorporated by reference to exhibit 4.2(a) in the Company's Current Report on Form 8-K dated February 7, 2005).
5.1**	Opinion of Larkin Hoffman Daly & Lindgren, Ltd.
5.2**	Opinion of Latham & Watkins LLP
12.1*	Statement of computation of ratio of earnings to fixed charges.
23.1**	Consent of Larkin Hoffman Daly & Lindgren, Ltd. (included in Exhibit 5.1).
23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.2).
23.3*	Consent of Deloitte & Touche LLP.
23.4*	Consent of Deloitte Touche Tohmatsu WirtschaftsprüfungsgmbH.
24.1**	Power of attorney.
25.1**	Statement of Eligibility and Qualification on Form T-1 of Wells Fargo Bank, National Association, as trustee, of Shuffle Master, Inc.'s 1.25% Contingent Convertible Senior Notes due 2024.

*
Filed herewith.

**
Previously filed.

Item 17. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

        individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Post-Effective Amendment No. 3 to a Registration Statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 15, 2005.

SHUFFLE MASTER, INC.
By:	/s/ MARK L. YOSELOFF
	Name:	Mark L. Yoseloff
	Title:	Chairman, Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendement No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on this 15th day of July, 2005.

Signature	Title	Date

/s/ MARK L. YOSELOFF Mark L. Yoseloff	Chairman, Chief Executive Officer	July 15, 2005
/s/ RICHARD BALDWIN Richard Baldwin	Chief Financial Officer	July 15, 2005
/s/ JEROME R. SMITH, By Power of Attorney Louis Castle	Director	July 15, 2005
* Ken Robson	Director	July 15, 2005
* Garry W. Saunders	Director	July 15, 2005
*By /s/ MARK L. YOSELOFF Mark L. Yoseloff	Attorney-in-fact	July 15, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation of Shuffle Master, Inc. as amended July 15, 1992 and June 23, 1995 (Incorporated by reference to exhibit 3.2 in the Company's Report on Form 10-K for the year ended October 31, 1995).
3.2	Bylaws of Shuffle Master, Inc., as amended and restated (Incorporated by reference to exhibit 3.2 in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2002).
3.3
Articles of Amendment of Articles of Incorporation of Shuffle Master, Inc. effective January 14, 2005 (Incorporated by reference to exhibit 3.2 in the Company's Report on Form 10-K for the year ended October 31, 2004).
3.4
Amendment to Shuffle Master's Corporate Bylaws, as adopted by its board of directors on January 11, 2005 (Incorporated by reference to exhibit 3.4 in the Company's Report on Form 10-K for the year ended October 31, 2004).
4.1
Indenture, dated as of April 21, 2004, between Shuffle Master, Inc., as issuer and Wells Fargo Bank, N.A. relating to the 1.25% Contingent Convertible Senior Notes due 2024 (Incorporated by reference to exhibit 10.6 in the Company's Report on Form 10-Q for the quarter ended April 30, 2004).
4.2	Form of Contingent Convertible Senior Notes due 2024 (included in Exhibit 4.1).
4.3
Registration Rights Agreement, dated as of April 21, 2004, among the Shuffle Master, Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. relating to the 1.25% Contingent Convertible Senior Notes due 2024 (Incorporated by reference to exhibit 10.5 in the Company's Report on Form 10-Q for the quarter ended April 30, 2004).
4.4	Shareholder Rights Plan dated June 26, 1998 (Incorporated by reference to the Company's Report on Form 8-K dated June 26, 1998).
4.5	Amendment No. 1 to Shareholders Rights Plan effective February 7, 2005 (Incorporated by reference to exhibit 4.2(a) in the Company's Current Report on Form 8-K dated February 7, 2005).
5.1**	Opinion of Larkin Hoffman Daly & Lindgren, Ltd.
5.2**	Opinion of Latham & Watkins LLP
12.1*	Statement of computation of ratio of earnings to fixed charges.
23.1**	Consent of Larkin Hoffman Daly & Lindgren, Ltd. (included in Exhibit 5.1).
23.2**	Consent of Latham & Watkins LLP (included in Exhibit 5.2).
23.3*	Consent of Deloitte & Touche LLP.
23.4*	Consent of Deloitte Touche Tohmatsu WirtschaftsprüfungsgmbH.
24.1**	Power of attorney.
25.1**	Statement of Eligibility and Qualification on Form T-1 of Wells Fargo Bank, National Association, as trustee, of Shuffle Master, Inc.'s 1.25% Contingent Convertible Senior Notes due 2024.

*
Filed herewith.

**
Previously filed.

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TABLE OF CONTENTS
DOCUMENTS INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Shuffle Master, Inc.
The Offering
Risk Factors
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
Risks Related to Our Business
Risks Related to an Investment in the Notes and Our Common Stock
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
REGULATION AND LICENSING
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
PART II
SIGNATURES
EXHIBIT INDEX